SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Southwest Gas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2012 Annual Meeting of Shareholders and Proxy Statement

Annual Meeting 2012 May 10, 2012 – Las Vegas, Nevada

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road

Las Vegas, Nevada 89150

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held Thursday, May 10, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Southwest Gas Corporation (the “Company”) will be held on Thursday, May 10, 2012, at 10:00 a.m. PDT, at the Las Vegas Chamber of Commerce, 6671 Las Vegas Blvd. South, Suite 300, Las Vegas, Nevada 89119-3290, for the following purposes:

(1)	To elect 12 directors of the Company;

(2)	To approve, on an advisory basis, the Company’s executive compensation;

(3)	To reapprove and amend the Company’s 2006 Restricted Stock/Unit Plan;

(4)	To consider and act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2012; and

(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company established March 13, 2012, as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof.

Shareholders are cordially invited to attend the Annual Meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE THE ACCOMPANYING PROXY BY TELEPHONE, INTERNET, OR MAIL AT YOUR EARLIEST CONVENIENCE. IF YOU MAIL IN YOUR PROXY, PLEASE USE THE ENCLOSED POSTAGE-PAID ENVELOPE ACCOMPANYING YOUR PROXY CARD.

The Securities and Exchange Commission rules allow the Company to furnish its proxy materials via the internet. This process reduces the costs of printing and distributing our proxy materials. Therefore, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2011 Annual Report to Shareholders. The Notice contains instructions on how to access those documents via the internet. The Notice also contains instructions on how to request a paper or e-mail copy of our proxy materials, including this Proxy Statement, our Annual Report to Shareholders and a Proxy Card. All shareholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

The Annual Report to Shareholders for the year ended December 31, 2011, is either enclosed or available at http://www.swgas.com/proxymaterials.

Karen S. Haller
Vice President/General Counsel, Compliance Officer and Corporate Secretary

March 28, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road

Las Vegas, Nevada 89150

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 10, 2012

The Proxy Statement and Annual Report to Shareholders are available at

http://www.swgas.com/proxymaterials

The Annual Meeting of Shareholders of Southwest Gas Corporation (the “Company”) will be held on Thursday, May 10, 2012, at 10:00 a.m. PDT, at the Las Vegas Chamber of Commerce, 6671 Las Vegas Blvd. South, Suite 300, Las Vegas, Nevada 89119-3290.

At the meeting you will be asked to elect 12 directors, to approve, on an advisory basis, the Company’s executive compensation, to reapprove and amend the Company’s 2006 Restricted Stock/Unit Plan, to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012, and to transact such other business as may properly come before the meeting or any adjournment thereof. The Company’s Board of Directors is asking for your support of the director nominees, the advisory approval of executive compensation, the reapproval and amendment of the 2006 Restricted Stock/Unit Plan and the selection of PricewaterhouseCoopers LLP.

The following materials are available at the website shown above.

*	Notice of 2012 Annual Meeting of Shareholders, Proxy Statement, and Proxy Card, and

*	2011 Annual Report to Shareholders.

Directions to attend the Annual Meeting and vote in person are included on the map on page M-1 of the Notice of 2012 Annual Meeting of Shareholders and Proxy Statement.

i

ii

Jeffrey W. Shaw, Chief Executive Officer

March 28, 2012

Dear Shareholders:

You are cordially invited to the Annual Meeting of Shareholders of Southwest Gas Corporation (the “Company”) scheduled to be held on Thursday, May 10, 2012, at the Las Vegas Chamber of Commerce, 6671 Las Vegas Blvd. South, Suite 300, Las Vegas, Nevada 89119-3290, commencing at 10:00 a.m. PDT. Your Board of Directors looks forward to greeting personally those shareholders able to attend.

At the meeting you will be asked to elect 12 directors, to approve, on a non-binding advisory basis, the Company’s executive compensation, to reapprove and amend the Company’s 2006 Restricted Stock/Unit Plan, to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012, and to transact such other business as may properly come before the meeting or any adjournment thereof. Your Board of Directors asks you to support the director nominees, cast an affirmative vote to approve executive compensation, reapprove and amend the 2006 Restricted Stock/Unit Plan, and ratify the selection of PricewaterhouseCoopers LLP.

It is important that your shares are represented and voted at the meeting regardless of the number of shares you own and whether or not you plan to attend. Accordingly, we request you vote the accompanying proxy by telephone, internet, or mail at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

LOCATION OF 2012
SOUTHWEST GAS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Spring Mountain Rd.
Industrial Rd.
Twain
Sands
TI
Mirage
Caesars Palace
N
Flamingo Rd.
UNLV
Tropicana Ave.
Las Vegas Blvd.
Paradise Rd.
Mandalay Bay Rd.
Hacienda
Russell Rd.
McCarran Airport
Decatur Blvd.
Interstate 15
215
Town Square
Sunset Rd.
Las Vegas Blvd.

Sunset Road
West Garage
North Main Street
North Garage
NORTH
North Street
Town Square West
Town Square East
The Avenue North
Guitar Center
Market Place North
Market Court
Town Square Blvd.
I-15
Las Vegas Boulevard South
Old Navy
Las Vegas Chamber of Commerce
Market Place South
South Street
Enter Here
Whole Foods
South Main Street
South Garage
The Avenue South
Fry's Electronics

Please park in the **South Parking Garage**.

The meeting will be held in the **"CenturyLink™ Business and Conference Center"** on the 3rd floor of the Chamber building at *Town Square*.

The entrance to the building is in the breezeway next to *Caché*.

M-1

SOUTHWEST GAS CORPORATION

5241 Spring Mountain Road • P.O. Box 98510

• Las Vegas, Nevada 89193-8510 •

PROXY STATEMENT

March 28, 2012

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Southwest Gas Corporation (the “Company”) for the 2012 Annual Meeting of Shareholders and for any adjournment or postponement of the Annual Meeting.

We intend to mail a Notice of Internet Availability and make this Proxy Statement and a Proxy Card available to shareholders on our website at http://www.swgas.com/proxymaterials on or about March 28, 2012. We also will be mailing the materials to certain shareholders on or about March 28, 2012, and to those shareholders who request paper or e-mail copies of the proxy materials.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting and described in these materials, including the election of directors, the advisory approval of executive compensation, the reapproval and amendment of the 2006 Restricted Stock/Unit Plan, the ratification of the selection of our independent registered public accounting firm, and the transaction of other business, if properly presented at the meeting.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 13, 2012, the record date for the Annual Meeting, are entitled to receive notice of and vote at the meeting. If you were a shareholder of record on that date, you are entitled to vote all of the shares that you held on that date at the meeting, or any adjournment or postponement of the meeting.

If your shares are registered directly in your name, you are the holder of record of those shares. As the holder of record, you are receiving these proxy materials directly from us and have the right to vote by mailing your Proxy Card directly to us, submitting your voting instructions via the Internet or by telephone, or voting in person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, you must provide proof of identification, e.g., driver’s license, state picture identification or passport.

If you hold your shares in a brokerage account or through a bank or other holder of record, you are the beneficial owner of the shares and the shares are held in “street name.” Your broker, bank or other holder of record (collectively referred to as “broker”) is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote by following the instructions that accompany these proxy materials or to vote in person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, you must provide proof of identification, e.g., driver’s license, state picture identification or passport, and proof that you were the owner of the shares on March 13, 2012, e.g., original brokerage statement.

If you hold your shares indirectly in the Southwest Gas Corporation Employees’ Investment Plan (the “EIP”), you have the right to direct the EIP trustee how to vote your shares by following the instructions from the EIP trustee accompanying the Proxy Statement. If you do not direct the EIP trustee how to vote your shares, then the EIP trustee will vote your shares in the same proportion as the shares for which timely instructions were received from other EIP participants.

How many votes do I have?

You have one vote for each share of the Company’s common stock (“Common Stock”) you owned as of the record date for the Annual Meeting.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the meeting. To vote by proxy, you must either:

*	Vote over the Internet at our Internet address: http://www.eproxy.com/swx by following the instructions on the enclosed Proxy Card;

*	Vote by telephone by calling toll-free 1-800-560-1965 on a touch-tone telephone and following the instructions on the enclosed Proxy Card; or

*	Complete the enclosed Proxy Card, sign it and return it in the enclosed postage-paid envelope.

Can I revoke or change my vote?

Yes, you can revoke or change your vote at any time prior to the voting of your shares at the Annual Meeting by (a) casting a new vote by telephone or over the internet; (b) sending a new Proxy Card with a later date; (c) sending a written notice of revocation that is received on or prior to May 9, 2012 by mail to Shareholder Services, Southwest Gas Corporation, P.O. Box 64873, Saint Paul, MN 55164-9873, or by facsimile at 651-450-4026; or (d) voting by ballot at the Annual Meeting.

What are the Board’s recommendations?

The Board’s recommendations are set forth with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

*	FOR election of the nominated slate of directors (see Proposal 1);

*	FOR approval, on an advisory basis, of executive compensation (see Proposal 2);

*	FOR reapproval and amendment of the 2006 Restricted Stock/Unit Plan (see Proposal 3); and

*	FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012 (see Proposal 4).

With respect to any other matter that properly comes before the Annual Meeting, LeRoy C. Hanneman, Jr. and Michael J. Melarkey, the proxies designated by the Board and identified in the accompanying Proxy Card, will vote all proxies granted to them at their discretion.

How many votes must be present to hold the Annual Meeting?

We will have a quorum, and will be able to conduct the business of the Annual Meeting, if the holders of a majority of the shares entitled to vote are represented in person or by proxy at the meeting. As of the record date, 46,098,472 shares of Common Stock were outstanding and the presence, in person or by proxy, of the holders of at least 23,049,237 shares of Common Stock will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the votes considered being present at the meeting.

A “broker non-vote” occurs when a broker lacks discretionary voting power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The rules of the New York Stock Exchange (the “NYSE”) determine whether matters presented at the Annual Meeting are “routine” or “non-routine” in nature. The election of directors is not considered a “routine” matter. Similarly, the advisory vote to approve executive compensation and the reapproval and amendment of the 2006 Restricted Stock/Unit Plan are not considered “routine” matters. Therefore, beneficial owners that hold in “street name” will have to give voting instructions to their brokers in order for a broker to vote on the election of directors, the advisory vote to approve executive compensation, and the reapproval and amendment of the 2006 Restricted Stock/Unit Plan. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012 is considered a “routine” matter, and brokers have the discretionary voting power to vote on this matter without any instructions from the beneficial owners.

What vote is required to approve each Proposal?

Directors are elected by a plurality of the votes cast. The affirmative vote of a majority of shares of Common Stock represented and voting at a duly held Annual Meeting at which a quorum is present (which shares of Common Stock voting affirmatively also constitute at least a majority of the required quorum) is necessary to approve and amend the 2006 Restricted Stock/Unit Plan, to ratify PricewaterhouseCoopers LLP’s selection as the independent registered public accounting firm for the Company for fiscal year 2012, and to approve, on an advisory basis, the Company’s executive compensation. Although the result of the vote to approve executive compensation is non-binding, the Board will consider the outcome of the vote when making future executive compensation decisions.

Do I have an opportunity to cumulate my votes for director nominees?

Shareholders have cumulative voting rights for the election of directors, if certain conditions are met. Shareholders entitled to vote may cumulate their votes for a candidate or candidates placed in nomination at the meeting if, prior to the voting at the meeting, notice has been given that a shareholder intends to cumulate his or her votes. A shareholder deciding to cumulate his or her votes may cast as many votes as there are directors to be elected, multiplied by the number of shares of Common Stock held by such shareholder on the record date. The votes may be cast for one candidate or allocated among two or more candidates in any manner the shareholders choose. If any shareholder has given notice of cumulative voting, all shareholders may cumulate their votes for candidates in nomination.

If our proxies determine that a sufficient number of shareholders exercise cumulative voting rights to elect one or more candidates, our proxies will:

*	determine the number of directors they can elect;

*	select such number from among the named candidates;

*	cumulate their votes; and

*	cast their votes for each candidate among the number they can elect.

How are my votes counted?

*	Election of Directors: You may vote “FOR ALL,” “FOR ALL EXCEPT” or “WITHHOLD AUTHORITY FOR ALL” of the director nominees. If you mark “FOR ALL EXCEPT,” your votes will be counted for each of the other director nominees you do not list. Abstentions and broker non-votes shall have no effect on the election of directors.

*	Advisory Vote To Approve Executive Compensation: You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the advisory vote to approve executive compensation. The result of the vote to approve executive compensation is non-binding, and the Board will consider the outcome of the vote when making future executive compensation decisions. If you “ABSTAIN” or if your shares are treated as a broker non-vote, your votes will be counted for purposes of establishing a quorum and will have no effect on the approval of the proposal.

*	Reapproval and Amendment of the 2006 Restricted Stock/Unit Plan: You may vote “FOR,” “AGAINST,” OR “ABSTAIN” with respect to the reapproval and amendment of the 2006 Restricted Stock/Unit Plan. If you “ABSTAIN” or if your shares are treated as a broker non-vote, your votes will be counted for purposes of establishing a quorum and will have no effect on the approval of the proposal.

*	Ratification of the selection of PricewaterhouseCoopers LLP: You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012. If you “ABSTAIN” or if your shares are treated as a broker non-vote, your votes will be counted for purposes of establishing a quorum and will have no effect on the ratification of the proposal.

We will appoint either one or three inspectors of election in advance of the meeting to tabulate votes, to ascertain whether a quorum is present, and to determine the voting results on all matters presented to Company shareholders.

What if I do not vote for any or all of the matters listed on my Proxy Card?

If you return a signed Proxy Card without indicating your vote on any or all of the matters to be considered at the Annual Meeting, your shares will be voted “FOR” the director nominees listed on the Proxy Card, “FOR” the advisory vote to approve executive compensation, “FOR” the reapproval and amendment of the 2006 Restricted Stock/Unit Plan and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012. If you hold your shares in street name and do not provide instructions to your broker, your shares will not be voted in the election of directors, in the advisory vote to approve executive compensation or with respect to the 2006 Restricted Stock/Unit Plan and will be voted in your broker’s discretion on the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012.

Are proxy materials available on the Internet?

The Notice of 2012 Annual Meeting of Shareholders and Proxy Statement and the 2011 Annual Report to Shareholders are available at http://www.swgas.com/proxymaterials.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of the proxy materials?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish our proxy materials via the internet. Accordingly, we sent to the majority of our shareholders a Notice of Internet Availability of Proxy Materials for this year’s Annual Meeting of Shareholders. Instructions on how to access the proxy materials via the internet or to request a paper or e-mail copy can be found in the Notice of Internet Availability of Proxy Materials at http://www.swgas.com/proxymaterials. In addition, shareholders may request to receive proxy materials in printed form by mail or e-mail on an ongoing basis by submitting a request to us at either http://www.ematerials.com/swx or http://www.swgas.com/proxymaterials. A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates it.

Why didn’t I receive a Notice of Internet Availability of Proxy Materials?

We are providing certain shareholders, including shareholders who have requested to receive paper copies of proxy materials, with paper copies of the proxy materials instead of, or in addition to, a Notice of Internet Availability of Proxy Materials.

The SEC has adopted rules that allow a company to deliver a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials to an address shared by two or more of its shareholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information shareholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain shareholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Any shareholders who object to or wish to begin householding may notify Shareholder Services at 1-800-468-9716, P.O. Box 64854, Saint Paul, MN 55164-0854. We will send an individual copy of the proxy statement to any shareholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Can I vote my shares by completing and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials does, however, provide instructions on how to vote your shares.

Can the shares that I hold in a brokerage account or the EIP be voted if I do not instruct my broker or the EIP trustee?

*	Shares held in street name: If you do not instruct your broker to vote your shares of Common Stock held in street name, your broker has the discretion to vote your shares on all routine matters scheduled to come before the Annual Meeting. If any matters to be considered at the meeting are viewed as “non-routine,” your broker does not have discretion to vote your shares and, if you do not give your broker voting instructions, your broker will vote your shares as broker non-votes. The election of directors, the advisory vote to approve executive compensation and reapproval and amendment of the 2006 Restricted Stock/Unit Plan are not considered “routine” matters, and in order to vote on these matters, you will need to instruct your broker on how to vote your shares. The ratification of the selection of the Company’s independent registered public accounting firm is “routine,” and your broker will have the discretion to vote your shares unless you provide voting instructions.

*	Shares held in the EIP: If you do not provide instructions to the EIP trustee for the shares of Common Stock that you hold in the EIP, then the EIP trustee will vote your shares in the same proportion as the shares for which timely instructions were received from other EIP participants.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. However, if you give your proxy and other matters are properly brought before the meeting, your shares will be voted at the discretion of the proxies, unless otherwise instructed.

What Rules of Conduct will govern the Annual Meeting?

To ensure that our Annual Meeting is conducted in an orderly fashion and the shareholders wishing to speak at the meeting have a fair opportunity to do so, we will have certain guidelines and rules for the conduct of the meeting, which we will provide to those attending the meeting.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who is soliciting my proxy?

Your proxy is being solicited by the Board, and we will bear the entire cost of the proxy solicitation. Morrow & Co., LLC (“Morrow”), 470 West Avenue, Stamford, CT 06902 has been employed to assist in obtaining proxies from certain shareholders at an estimated cost of $7,500, plus certain expenses. Arrangements have also been made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to you, if your shares are held in street name. Morrow will reimburse them for their expenses in providing the materials to you. In addition, one or more of telephone, e-mail, facsimile or personal solicitation by our directors, officers or regular employees may supplement solicitation of proxies. No additional compensation will be paid for such services.

GOVERNANCE OF THE COMPANY

Board of Directors

Under the provisions of the California Corporations Code and the Company’s Bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board. The Board is kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided by management and by participating in Board and committee meetings.

Independence

The Board has determined that directors Boughner, Cárdenas, Chestnut, Comer, Hanneman, Maffie, Mariucci, Melarkey, Thoman, Thomas and Wright have no material relationships with the Company and are independent (“Independent Directors”). The Board has also determined that all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent.

In making these determinations, the Board reviewed all transactions or relationships with the Company using a definition of “material relationships” that (i) includes the criteria listed in Section 303A of the listing requirements of the NYSE and (ii) presumes that matters not subject to disclosure pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or matters that were above the Item 404 threshold authorized by the Company’s regulatory tariffs, are not “material relationships.” The definition of “material relationships” for directors on the Audit Committee also includes the criteria listed in Section 10A(m)(3) of the Exchange Act. The definition of “material relationships” for directors serving on the Compensation Committee also includes the criteria listed in Section 16(b) of the Exchange Act and Section 162(m) of the Internal Revenue Code (the “Code”). The independence criteria used are included in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at: http://www.swgas.com.

The Board based its independence determination primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family relationships and on discussions with directors. In concluding that the directors listed above are independent, the Board reviewed transactions involving director Thomas and reviewed director Maffie’s status as a retired executive officer of the Company.

*	In 2009, the Company entered into a five-year lease with an entity, in which Mr. Thomas has an interest. The commercial lease is for a payment center, with an initial monthly rental rate of approximately $6,500. The total payments over the life of the lease will be approximately $423,000, plus a pro-rata share of operating and other expenses. In 2011, we began purchasing communications-related products and services from Switch Communications Group, LLC (“SCG”) and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS” and, together with SCG, “Switch”). The contract with Switch, a company in which Mr. Thomas also has an interest, has a term of three years with a total cost over the life of the contract of $415,000. The Nominating and Corporate Governance Committee has determined that neither the lease nor the Switch transaction is material and that Mr. Thomas’ ownership interests in the leasing entity and Switch would not result in a material relationship between Mr. Thomas and the Company. However, because of such interests, Mr. Thomas does not satisfy the criteria to serve on the Compensation Committee or to vote as a director on matters involving awarding equity-based compensation under the provisions of Section 16(b) of the Exchange Act or performance-based compensation that would trigger limitations under the provisions of Section 162(m) of the Code. For additional information, see “Transactions with Related Persons” below.

*	Mr. Maffie, because he was an executive officer of the Company, does not satisfy the criteria to serve on the Compensation Committee or to vote as a director on matters involving performance-based compensation that would trigger limitations under the provisions of Section 162(m) of the Code.

Board Meetings

Regular Board meetings for 2012 are scheduled for the third Tuesday of January, the fourth Friday of February, the fifth Tuesday of July, the third Tuesday of September, the second Friday of November, and the Wednesday before the Annual Meeting of Shareholders in May. Additional meetings are called on an as-needed basis and the Board sometimes acts by written consent without a meeting. An organizational meeting is also held immediately following the Annual Meeting of Shareholders. The Board held six regular meetings, and one organizational meeting in 2011. Each incumbent director attended more than 75% of the Board and committee meetings on which he or she served during 2011. Non-management directors are expected to meet in an executive session at least four times a year, and the Independent Directors are expected to meet at least once a year. These sessions are presided over by Michael J. Melarkey, Chairman of the Board (the “Chair”), who is the current “Presiding Director.”

Board Leadership Structure

The policy of the Board is that the role of Chair should be separate from that of the Chief Executive Officer (“CEO”). The Chair is elected annually, at the organizational meeting, by the full Board. Every three years or upon a Chair’s resignation, retirement, or failure to be re-elected to the Board by shareholders, the Board does an in-depth assessment of potential candidates for that position. The Board believes that this leadership structure is the appropriate structure for the Company, since it allows the Board to exercise true independent oversight of management.

Risk Oversight

The entire Board is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk-aware and risk-adjusted decision making throughout the Company.

Regulation by various state and federal regulatory commissions is one of the key risks that is accepted as a part of being a public utility. The limits imposed on the Company as a public utility permeate its business operating model (including the pricing of services, the authorized areas of service, and the obligations to serve the public). Other risks are associated with credit, liquidity, and operational matters and have evolved with changes in the natural gas industry.

The nature of these risks and the continuing obligations imposed on the Company, as a public utility, resulted in the integration of risk assessment in the normal business oversight process. The Board receives regular reports from management in areas of material risk to the Company, including credit risk, liquidity risk and operational risk. Credit and liquidity risks are addressed in the review of capital budgets and ongoing capital requirements. Liquidity risks are also addressed in the review of gas supply acquisition and related regulatory cost recovery. Operational risks are addressed in the review of operating budgets and related regulatory compliance requirements. The full Board receives these reports from management to help enable it to oversee and manage the Company’s risks in these areas. This oversight responsibility rests with the full Board and is not assigned to any of the permanent committees.

Committees of the Board

The permanent Board committees are the Audit, Compensation, Nominating and Corporate Governance, and Pension Plan Investment Committees. Each committee has established responsibilities, and the Audit, Compensation, and Nominating and Corporate Governance Committees have detailed charters designed to satisfy applicable legal and regulatory requirements. The Audit, Compensation, and Nominating and Corporate Governance Committees are composed solely of independent directors as outlined above. We refer to the committees of the Board by the name of the specific committee or, where it is clear by the context of the discussion, simply as the “committee.”

The Audit Committee, whose functions are discussed here and below under the caption “Audit Committee Information,” is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. It consists of directors Comer (Chair), Cárdenas, Boughner, Chestnut, Hanneman and Thoman. The committee meets periodically with management to consider, among other things, the adequacy of the Company’s internal controls and financial reporting process. The committee also discusses these matters with the Company’s independent registered public accounting firm, internal auditors, and Company financial personnel. The Board has determined that directors Comer and Thoman each qualify as an “audit committee financial expert,” as the term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

The Compensation Committee is responsible for determining CEO compensation and making recommendations to the Board annually on such matters as directors’ fees and benefit programs, executive compensation and benefits, and compensation and benefits for all other Company employees. The committee’s responsibilities, as outlined in its charter, cannot be delegated without Board approval. The committee receives recommendations from management on the amount and form of executive and director compensation; however, the committee has the ability to directly employ consultants to assess the executive compensation program. The committee is also responsible for the “Compensation Committee Report” and related disclosures contained in this Proxy Statement. The committee consists of directors Boughner (Chair), Comer, Melarkey, Thoman and Wright.

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding nominees to be proposed for election as directors; evaluating the Board’s size, composition, organization, processes, practices, and number of committees; and developing the criteria for the selection of directors. The committee considers written suggestions from shareholders regarding potential nominees for election as directors. The process for selecting directors is addressed in more detail below under the caption “Selection of Directors.” The committee is also charged with the responsibility of developing and recommending to the Board corporate governance principles and compliance programs for the Company. The committee consists of directors Hanneman (Chair), Mariucci, Melarkey, Thomas and Wright.

The Pension Plan Investment Committee establishes, monitors, and oversees, on a continual basis, asset investment policy and practices for the Company’s retirement plan. The committee consists of directors Thomas (Chair), Cárdenas, Chestnut, Maffie and Mariucci.

During 2011, the Audit Committee held six meetings, the Compensation Committee held five meetings, the Nominating and Corporate Governance Committee held four meetings, and the Pension Plan Investment Committee held three meetings.

The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees, the Company’s corporate governance guidelines, and the Company’s code of business conduct that applies to all employees, officers and directors are available on the Company’s website at: http://www.swgas.com. Print versions of these documents are available to shareholders upon request directed to the Corporate Secretary, Southwest Gas Corporation, 5241 Spring Mountain Road, Las Vegas, NV 89150.

Selection of Directors

We believe the Board should be composed of individuals with varied, complementary backgrounds, who possess certain core competencies, some of which may include broad experience in business, finance or administration, and familiarity with national and international business matters and the energy industry. Additional factors that will be considered in the selection process include the following:

*	Independence from management;

*	Diversity, age, education, and geographic location;

*	Knowledge and business experience;

*	Integrity, leadership, reputation, and ability to understand the Company’s business;

*	Existing commitments to other businesses and boards; and

*	The current number and competencies of our existing directors.

We define diversity in the historical sense, i.e., race, color, gender, national origin, religion and disability. Neither the Nominating and Corporate Governance Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee takes diversity into consideration as it does the other factors listed above in selecting the director nominees for approval by the Board. The Nominating and Corporate Governance Committee does not assign a specific weight to any one factor.

The Nominating and Corporate Governance Committee will consider candidates for directors suggested by shareholders by applying the criteria for candidates described above and considering the additional information referred to below. Shareholders who would like to suggest a candidate should write to the Company’s Corporate Secretary and include:

*	A statement that the writer is a shareholder and is proposing a candidate for consideration as a director nominee;

*	The name of and contact information for the candidate;

*	A statement of the candidate’s business and educational experience;

*	Information regarding each of the factors listed above, sufficient to enable the committee to evaluate the candidate;

*	A statement detailing any relationship between the candidate and the Company, Company affiliates, and any competitor of the Company;

*	Detailed information about any relationship or understanding between the proposing shareholder and the candidate;

*	Information on the candidate’s share ownership in the Company; and

*	The candidate’s written consent to being named a nominee and serving as a director, if elected.

When seeking a candidate for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The committee may also retain a search firm to identify potential candidates.

The Nominating and Corporate Governance Committee has an ongoing program of identifying potential director candidates throughout the Company’s service territory. As candidates are identified, their qualifications are reviewed in light of the selection criteria, as outlined above. Whether any of such candidates are selected depends upon retirements, the dynamics of the Board, and the ongoing requirements of the Company. Mr. Cárdenas is standing for election for the first time in connection with this proxy statement and was initially identified as a potential nominee by an outside director of the Company.

Shareholders may also nominate a person for election to the Board at an annual meeting by giving written notice to the Company not less than 20 days prior to the first anniversary of the preceding year’s annual meeting, or within 10 days after notice is mailed or public disclosure is made regarding either a change of the annual meeting by more than 30 days or a special meeting at which directors are to be elected. For this year’s Annual Meeting, the required notice must be received by the Company on or before April 15, 2012. In order to make such a nomination, a shareholder is required to include in the written notice the following:

*	As to each person whom the shareholder proposes to nominate for election or reelection as a director, all the information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A of the Exchange Act;

*	Each person’s written consent to being named a nominee and serving as a director, if elected;

*	The name and address of the proposing shareholder or beneficial owner; and

*	The class and number of shares of the Company’s Common Stock held directly or indirectly by the proposing shareholder.

Shareholder Nominees

As of the date of this Proxy Statement, there have been no director nominee candidates submitted by shareholders for consideration for election at this year’s Annual Meeting of Shareholders.

Transactions with Related Persons

The Company has written policies and procedures for the review, approval, or ratification of any transactions with related persons. The policy addresses transactions in which the Company was or is a participant, the amount exceeds $120,000, and a related person, which includes any director, executive officer, nominee for director, five percent beneficial owners or their immediate family members, had or will have a direct or indirect material interest. These transactions will be reported to the Company’s General Counsel, reviewed by the Nominating and Corporate Governance Committee, and approved or ratified only if the committee determines that the transaction is not inconsistent with the best interests of the Company. The policy, included in the Company’s corporate governance guidelines, is available on the Company’s website at: http://www.swgas.com.

Each transaction with a related person is unique and must be assessed on a case-by-case basis. In determining whether or not a transaction is inconsistent with the best interests of the Company, the Nominating and Corporate Governance Committee considers all of the relevant facts and circumstances available to the committee, including (if applicable), but not limited to:

*	The related person’s interest in the proposed transaction;

*	The approximate dollar value of the amount involved in the proposed transaction;

*	The approximate dollar value of the amount of the related person’s interest in the proposed transaction without regard to the amount of any profit or loss;

*	Whether the transaction is proposed to be, or was, undertaken in the ordinary course of business of the Company;

*	Whether the transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

*	The purpose of, and the potential benefits to the Company of, the transaction;

*	The impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer; and

*	Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Company entered into three transactions with related persons in 2011. One involves entering into a commercial lease for a Company payment center with an entity in which Mr. Thomas has an interest. The second involves the purchase of communications-related products and services from Switch, a company in which Mr. Thomas has an interest. The third involves entering into a consulting agreement with an entity owned by Dr. Joseph W. Haller, the spouse of Karen S. Haller, the Company’s General Counsel, Compliance Officer and Corporate Secretary.

The lease of commercial property for a Company payment center is for five years, beginning in 2009, at an initial monthly rental rate of approximately $6,500. There are approximately 23 months left on the initial lease term, and the current monthly rental rate is approximately $7,013 with the annual minimum rent increase. The total of payments over the life of the lease will be approximately $423,000, plus a pro rata share of operating and other expenses. Mr. Thomas and his siblings have a

20% interest in the entity that is leasing the commercial property to the Company, through their ownership in Thomas & Mack Co., LLC. Mr. Thomas is also a Managing Partner of the entity. The amount of property subject to the lease and annual revenues flowing through to Thomas & Mack Co., LLC, is insignificant in relation to its commercial property holdings and associated annual revenues. The Nominating and Corporate Governance Committee determined that the lease transaction was not material.

The Company purchases, in arm’s length negotiated, ordinary course commercial transactions, communications-related products and services from Switch. Mr. Thomas owns, either directly or indirectly, an approximate 8.5% equity interest as a passive investor in SCG. Mr. Thomas’ family members own collectively, either directly or indirectly, approximately 12.2% of the equity interests of SCG. Mr. Thomas does not actively engage in the management of SCG or SBS. Mr. Thomas’ sibling, who is affiliated with SCG, is not involved in the daily business operations or decisions of SCG and does not perform any policy-making functions. Additionally, Mr. Thomas’ sibling is not and never has been an employee of SCG and none of the employees or contractors of SCG report to him. We expect to pay Switch, in the aggregate, a total of $415,000 over the course of the three year agreement that the Company entered into in 2011. The transaction with Switch is expected to represent less than 1% of Switch’s consolidated revenue in each year over the life of the agreement. The Nominating and Corporate Governance Committee determined that this transaction was not material.

The agreement the Company entered into with Dr. Haller in 2008 was designed to secure computer application development/support for the Company’s transmission pipeline integrity management program and engineering data analysis services. The initial agreement was for 18 months, at an actual cost of $226,368. The agreement was extended in October 2009 through the end of 2010, at an actual cost of $185,075, extended in November 2010 for the calendar year 2011, at an actual cost of $142,200, and extended in November 2011 for the calendar year 2012, at an expected cost of $155,000. The Nominating and Corporate Governance Committee determined that Ms. Haller has a direct material interest in the transaction; however, consistent with the Company’s related person transaction policy, the committee determined that entering into and continuing the agreement is not inconsistent with the best interests of the Company. Given the valuable skill set that Dr. Haller possesses, the Company anticipates that the agreement may continue to be extended periodically.

Directors and Officers Share Ownership Guidelines

In order to better align the interests of management and the Board with that of all shareholders, the Company has adopted Common Stock ownership guidelines for the directors and Company officers.

The outside directors are expected to purchase and retain a minimum of 3,000 shares of the Company’s Common Stock. Newly elected outside directors will be expected to satisfy the share ownership guidelines within two years of becoming a director. Management directors are expected to purchase and retain specific share minimums tied to their positions with the Company.

Company officers are expected to retain the following minimum levels of Company Common Stock:

* Chief Executive Officer	25,000 shares
* President	15,000 shares
* Executive Vice President	12,500 shares
* Senior Vice President	10,000 shares
* Vice President	5,000 shares

Qualified shares include Common Stock owned directly by the executive or his/her spouse (i.e., any shares over which the executive or his/her spouse has voting or investment powers) and Common Stock held by the executive or his/her spouse in the Company’s 401(k) or Dividend Reinvestment Plan.

Executives in office, at the time the guidelines were adopted, were given five years to reach these levels. Executives elected after the adoption of the guidelines are given five years, and, executives promoted to positions requiring a greater number of shares are given an additional two years to satisfy the applicable ownership level.

Compensation Committee Interlocks and Insider Participation

Board members who served on the Compensation Committee during 2011 were directors Boughner, Comer, Hanneman, Kropid (retired), Melarkey, Thoman, and Wright. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and no “compensation committee interlocks” existed during 2011. No member of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K of the Exchange Act.

Director Attendance at Annual Meetings

We normally schedule Board meetings in conjunction with each Annual Meeting of Shareholders and each director is expected to attend the meetings. Last year, all of the directors attended the 2011 Annual Meeting of Shareholders.

Communications with Directors

Any shareholder and other interested parties who would like to communicate with the Board, the Presiding Director, or any individual directors can write to:

Southwest Gas Corporation

Corporate Secretary

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, NV 89193-8510

Depending on the subject matter, the Corporate Secretary will either:

*	Forward the communication to the director or directors to whom it is addressed;

*	Attempt to handle the inquiry directly, for example, where it is a request for information about the Company or a stock-related matter; or

*	Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic.

If the communication is addressed to the Presiding Director, the communication will be forwarded directly to the Presiding Director and will not be processed by the Corporate Secretary. At each regular Board meeting, a summary of all communications received since the last Board meeting that were not forwarded will be presented and such communications will be made available to all of the directors.

ELECTION OF DIRECTORS

(Proposal 1 on the Proxy Card)

The Board of Directors Recommends a Vote FOR Election of the Director Nominees.

Names, Qualifications and Reasons for Selection of Nominees

Each director elected at an annual meeting will serve until the next annual meeting and until his or her successor is elected and qualified. Each of the nominees, other than director Cárdenas, was elected to his or her present term of office at the 2011 Annual Meeting.

The director nominees, as outlined below, possess core competencies in the areas of business, finance and administration and have a familiarity with regional and national business matters and the energy industry. The nominees, as a group, have integrity, varying ages, experience in accounting and both residential and commercial markets, and reside or do business in a cross-section of the Company’s service territories.

The 12 nominees for director receiving the highest number of votes, a plurality, will be elected to serve until the next Annual Meeting. The names of the nominees, their principal occupation, and the Board’s reasons for their selection are set forth on the following pages. Except as noted, each of the nominees has held the position below his or her name for at least the past five years.

Robert L. Boughner

Executive Vice President and Chief Business Development Officer

Boyd Gaming Corporation

Director Since: 2008

Board Committees: Audit, Compensation (Chair)

Mr. Boughner, 59, has also been the President and Chief Operating Officer of Marina District Development Company since January 2009, and previously served as its Chief Executive Officer from January 1999 through June 2006. Mr. Boughner has been a director of Boyd Gaming Corporation (“Boyd”) since April 1996, a company with which he has more than 25 years of senior management experience. In December 2009, Mr. Boughner was named Boyd’s Executive Vice President and Chief Business Development Officer. He previously served as its Chief Operating Officer and Senior Executive Vice President, from April 1990 and May 1998, respectively, through October 2001. Mr. Boughner also serves as President and Chief Executive Officer of Echelon Resorts Corporation, a wholly owned subsidiary of Boyd, which positions he has held since July 2005. He is active in civic and industry affairs and currently serves on the board of directors of Bank of Nevada.

The Board determined that Mr. Boughner should serve as a director of the Company because of his business and leadership experience with Boyd both in Nevada and nationally, as well as his experience as a director of Boyd and the Bank of Nevada.

José A. Cárdenas

Vice President and General Counsel

Arizona State University

Director Since: August 2011

Board Committees: Audit, Pension Plan Investment

Mr. Cárdenas, 59, has been Senior Vice President and General Counsel for Arizona State University since January 2009. In addition to serving as chief legal officer of the University, he serves as a University representative on and to the boards of directors of ASU affiliated and related entities such as the ASU Foundation. From 1982 through 2008, Mr. Cárdenas was a partner in the Phoenix based law firm of Lewis and Roca. He was the firm’s Chairman from 2003 through 2008.

Mr. Cárdenas is a native of Las Vegas, Nevada. He received his undergraduate degree from the University of Nevada, Las Vegas in 1974 and a law degree from Stanford University Law School in 1977. Mr. Cárdenas has been admitted to practice law in Arizona, California, the Ninth Circuit Court of Appeals and the United States Supreme Court and is a member of various bar associations including the Hispanic National Bar Association. Mr. Cárdenas’ many community activities include his service, for the last 10 years, as chairman of the Translational Genomics Research Institute, chairman of the O’Connor House, and as a Trustee of the Virginia G. Piper Charitable Trust.

The Board determined that Mr. Cárdenas should serve as a director because of his diversity, business and legal experience, and his leadership abilities as a trustee or chairman for a number of private foundations and institutes.

Thomas E. Chestnut

Owner, President and Chief Executive Officer

Chestnut Construction Company

Director Since: 2004

Board Committees: Audit, Pension Plan Investment

Mr. Chestnut, 61, has been the owner, President and Chief Executive Officer of Chestnut Construction Company since 1990. After serving in Vietnam with the U.S. Army, he began a career in the construction industry in 1972 with Del Webb Corporation. Leaving Del Webb in 1980 as Manager of Commercial Operations, Mr. Chestnut took a position with The Wray Company, a commercial contractor and wholly owned subsidiary of Weyerhaeuser Company. He remained with Wray until 1990 when he founded Chestnut Construction Company in Tucson, Arizona. Mr. Chestnut is a past president and life director of the Arizona Builders Alliance and a past president of the Arizona Building Chapter of the Associated General Contractors of America. He is a past chair and life trustee of the Carondelet Foundation, a member and past president of the Tucson Conquistadors, a member and past director of the Centurions of St. Mary’s Hospital, and a member of the Alexis de Toqueville Society of United Way of Greater Tucson. Mr. Chestnut was named the 2001 Tucson Small Business Leader of the Year by the Tucson Metropolitan Chamber of Commerce and the 2002 Arizona Small Business Person of the Year by the United States Small Business Administration.

The Board determined that Mr. Chestnut should serve as a director of the Company because of his business experience in the residential and commercial construction businesses, his leadership experience in managing his construction business and his commitment to civic and charitable organizations in southern Arizona. In addition, the Board has based its recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 2004.

Stephen C. Comer

Retired Managing Partner

Deloitte & Touche LLP

Director Since: 2007

Board Committees: Audit (Chair), Compensation

Mr. Comer, 62, received his degree in business administration from California State University Northridge in 1972. He began his career with Arthur Andersen LLP in Los Angeles and established Arthur Andersen’s Las Vegas office, as its managing partner, in 1985. Leaving Arthur Andersen in

2002, Mr. Comer took a position as partner with Deloitte & Touche LLP and was promoted to managing partner of its Nevada practice in 2004. He retired in 2006. He serves as a director of Pinnacle Entertainment, Inc. He is a member of the American Institute of Certified Public Accountants and the Nevada Society of Certified Public Accountants and holds professional CPA licenses in the states of California and Nevada. He is also active in numerous civic, educational, and charitable organizations.

The Board determined that Mr. Comer should serve as a director of the Company because of his business, accounting and auditing experience with Arthur Andersen LLP and Deloitte & Touche LLP and his leadership positions with both entities, as well as his experience as a director of Pinnacle Entertainment, Inc.

LeRoy C. Hanneman, Jr.

Retired Construction Executive

Private Investor

Director Since: 2009 (also Director September 2003 to March 2008)

Board Committees: Audit, Nominating and Corporate Governance (Chair)

Mr. Hanneman, 65, received his undergraduate degree in construction engineering from Arizona State University. From 2002 until his retirement in 2010, he was the Chief Executive Officer and managing member of Element Homes, L.L.C., a homebuilding and real estate development company with projects in the metropolitan Phoenix, Arizona area. Mr. Hanneman is a 35-year veteran of the housing industry and former President, Chief Operating and Executive Officer of Del Webb Corporation. Mr. Hanneman left Del Webb Corporation after its merger with Pulte Homes Corporation in 2001. He has served on a number of charitable organization boards including United Way, Boy Scouts of America, and Boys & Girls Clubs of America.

The Board determined that Mr. Hanneman should serve as a director of the Company because of his business and leadership experience in the housing industry with Del Webb Corporation throughout the Company’s service territory. In addition, the Board has based its recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director for over 5 years.

Michael O. Maffie

Retired Chief Executive Officer

Southwest Gas Corporation

Director Since: 1988

Board Committees: Pension Plan Investment

Mr. Maffie, 64, joined the Company in 1978 as Treasurer after seven years with Arthur Andersen & Co. He was named Vice President/Finance and Treasurer in 1982, Senior Vice President and Chief Financial Officer in 1984, Executive Vice President in 1987, President and Chief Operating Officer in 1988, and President and Chief Executive Officer in 1993. Mr. Maffie continued to serve as Chief Executive Officer until his retirement in 2004. He received his undergraduate degree in accounting and his MBA in finance from the University of Southern California. He served as a director of Boyd Gaming Corporation, Del Webb Corporation, and Wells Fargo Bank/Nevada Division. A member of various civic and professional organizations, he served as chairman of the board of trustees of the UNLV Foundation and is a past chairman of the board of United Way of Southern Nevada. He also is a past director of the Western Energy Institute and the American Gas Association.

The Board determined that Mr. Maffie should serve as a director of the Company because of his business and leadership experience in all aspects of the Company’s operations, his experience as a director of the Company (since 1988) and other public companies, as well as his commitment to civic and charitable organizations in southern Nevada.

Anne L. Mariucci

Private Investor

Director Since: 2006

Board Committees: Nominating and Corporate Governance, Pension Plan Investment

Ms. Mariucci, 54, received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She spent the majority of her professional career in the large-scale community development and homebuilding business. Ms. Mariucci was employed by Del Webb Corporation in 1984 and served in a variety of senior management capacities, culminating in President. She retired from Del Webb’s successor Pulte Homes, Inc. in 2003, became a private investor and, together with two partners, founded lnlign Capital Partners, a private equity firm investing in privately held companies. She is also affiliated with private equity firms Hawkeye Partners in Austin, Texas and Glencoe Capital in Chicago, Illinois. Ms. Mariucci serves on the Arizona Board of Regents, and is its former chairman. She also serves as a director of Corrections Corporation of America (NYSE:CXE), Arizona State University Foundation, and the Fresh Start Women’s Foundation. She is a past director of the Arizona State Retirement System, Scottsdale Healthcare, and Action Performance Companies, as well as a past Trustee of the Urban Land Institute.

The Board determined that Ms. Mariucci should serve as a director of the Company because of her diversity and her business and financial experience in the housing industry with Del Webb Corporation and Pulte Homes throughout the Company’s service territories, as well as her commitment to government, civic and charitable organizations throughout Arizona.

Michael J. Melarkey

Partner

Avansino, Melarkey, Knobel, Mulligan & McKenzie

Director Since: 2004

Chairman of the Board

Board Committees: Compensation, Nominating and Corporate Governance

Mr. Melarkey, 62, a partner in the law firm of Avansino, Melarkey, Knobel, Mulligan & McKenzie for more than 20 years, received his undergraduate degree from the University of Nevada, Reno, his law degree from the University of San Francisco and his masters in laws in taxation from New York University. He has been in private legal practice in Reno, Nevada, since 1976. Mr. Melarkey is a member of the American Bar Association, the International Association of Gaming Lawyers and the State Bar of Nevada. He is a trustee of the Bretzlaff Foundation, the Robert S. and Dorothy J. Keyser Foundation, the Roxie and Azad Joseph Foundation, and the E. L. Wiegand Trust. He is vice president of Miami Oil Producers, Inc., has an ownership interest in the Pioneer Crossing Casino in Fernley, Nevada, and the Pioneer Crossing Casino in Dayton, Nevada. He also serves as a director of the Gabelli Dividend & Income Trust, the Gabelli Global Utility and Income Trust, GDL Fund, the GAMCO Global Gold, Natural Resources & Income Trust by Gabelli, the Gabelli Global Deal Fund, and the GAMCO Natural Resources, Gold & Income Trust by Gabelli, all closed-end mutual funds.

The Board determined that Mr. Melarkey should serve as a director because of his business and legal experience, his leadership abilities as a trustee for a number of private foundations and as a director of a number of closed-end mutual funds. In addition, the Board has based its recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 2004.

Jeffrey W. Shaw

Chief Executive Officer

Southwest Gas Corporation

Director Since: 2004

Board Committees: None

Mr. Shaw, 53, joined the Company in 1988 as Director of Internal Audit. He was promoted to Controller and Chief Accounting Officer in 1991, Vice President/Controller and Chief Accounting Officer in 1993, Vice President and Treasurer in 1994, Senior Vice President/Finance and Treasurer in 2000, Senior Vice President/Gas Resources and Pricing in 2002, President in 2003 and Chief Executive Officer in June 2004. Mr. Shaw received his degree in accounting from the University of Utah and worked for Arthur Andersen & Co., in its Dallas and Las Vegas offices prior to joining Southwest Gas. He is a member of the American Institute of Certified Public Accountants, the Nevada Society of CPAs, and the Leadership Las Vegas Alumni Association. Mr. Shaw serves on the boards of the American Gas Association, the UNLV Foundation, and is past President of the Western Energy Institute and current President of the Las Vegas Area Council of the Boy Scouts of America.

The Board determined that Mr. Shaw should serve as a director because, as Chief Executive Officer of the Company, he has an intimate working knowledge of all aspects of the Company’s operations.

A. Randall Thoman

Retired Partner

Deloitte & Touche LLP

Director Since: 2010

Board Committees: Audit, Compensation

Mr. Thoman, 60, received his degree in accounting from the University of Utah and has been a Certified Public Accountant for more than 30 years. He began his career with Deloitte & Touche LLP and became a Partner in June 1991. For 15 years, Mr. Thoman was the Partner with primary responsibility for the technical interpretation, application of accounting principles and audit standards, and review of all reporting issues and financial statements for Nevada companies registered with the SEC. Mr. Thoman retired from Deloitte & Touche LLP in October 2009. Mr. Thoman also serves on the board of Shuffle Master, Inc.

The Board determined that Mr. Thoman should serve as a director of the Company because of his business, accounting and auditing experience with Deloitte & Touche LLP and his leadership positions at the firm, his experience with SEC reporting and compliance, as well as his experience as a former director of several non-profit entities.

Thomas A. Thomas

Managing Partner

Thomas & Mack Co. LLC

Director Since: September 2008

Board Committees: Nominating and Corporate Governance, Pension Plan Investment (Chair)

Mr. Thomas, 54, received his undergraduate degree in Finance and his juris doctor from the University of Utah. After obtaining his law degree, he joined Valley Bank of Nevada and held various executive positions with the bank until its merger with Bank of America in 1992. After the merger in 1992, he became managing partner of Thomas & Mack Co., an investment management and commercial real estate development company with properties and developments in Nevada, California, Arizona, Utah and Idaho. Mr. Thomas is actively involved in numerous charitable organizations including the Opportunity Village Foundation, the UNLV Foundation Advisory Board, the Las Vegas Rotary Club, and the Boy Scouts of America, Las Vegas Area Council. He is a member of the Nevada Bar Association and was instrumental in establishing the Thomas & Mack Legal Clinic and Moot Court Facility at the UNLV Boyd School of Law.

The Board determined that Mr. Thomas should serve as a director because of his banking and business experience, his familiarity with the commercial markets throughout the Company’s service territories and his commitment to civic and charitable organizations in southern Nevada.

Terrence L. “Terry” Wright

Owner/Chairman of the Board of Directors

Nevada Title Company

Director Since: 1997

Board Committees: Compensation, Nominating and Corporate Governance

Mr. Wright, 62, received his undergraduate degree in business administration and his juris doctor from DePaul University. He joined Chicago Title Insurance Company while in law school and after graduation remained with the company and eventually moved to its Las Vegas, Nevada office. In 1978, he acquired the assets of Western Title to form what is now known as Nevada Title Company. Mr. Wright is the chairman of the board and majority owner of Westcor Land Title Insurance Company which is licensed to issue policies of title insurance in 43 states. He is a member of the California and Illinois bar associations and has served on the board of directors for Nevada Land Title Association, and the Tournament Players Club at Summerlin. He is a past-chairman of the Nevada Development Authority, the Nevada Chapter of the Young President’s Organization, the UNLV Foundation, and the Council for a Better Nevada. Mr. Wright is also a founder and director of Service First Bank of Nevada (now Western Liberty Bancorp).

The Board determined that Mr. Wright should serve as a director because of his business and leadership experience with Nevada Title Company and Service First Bank of Nevada, his familiarity with residential and commercial markets throughout the Company’s service territories, as well as his commitment to civic and charitable organizations in southern Nevada. In addition, the Board has based its recommendation on his knowledge of the business and operations of the Company, resulting from his service as a director since 1997.

Securities Ownership by Directors, Director Nominees, Executive Officers, and Certain Beneficial Owners

Directors, Director Nominees and Executive Officers. The following table discloses all Common Stock beneficially owned by the Company’s directors, the nominees for director and the executive officers of the Company, as of March 1, 2012.

Directors, Nominees & Executive Officers	No. of Shares Beneficially Owned(1)		Percent of Outstanding Common Stock(2)
Robert L. Boughner	10,941		*
José A. Cárdenas	2,314		*
Thomas E. Chestnut	13,105		*
Stephen C. Comer	12,605	(3)	*
LeRoy C. Hanneman, Jr.	16,707	(4)	*
Michael O. Maffie	15,414	(5)	*
Anne L. Mariucci	15,105	(6)	*
Michael J. Melarkey	24,070	(7)	*
Jeffrey W. Shaw	148,238	(8)(9)	*
A. Randall Thoman	7,244	(10)	*
Thomas A. Thomas	11,441		*
Terrence L. Wright	22,105	(11)	*
George C. Biehl	98,644	(12)	*
Roy R. Centrella	33,223	(8)(13)	*
John P. Hester	75,260	(14)	*
Edward A. Janov	69,473	(15)	*
James P. Kane	67,107	(16)	*
Other Executive Officers	96,418	(8)(17)	*

All Directors and Executive Officers	739,414	(18)	1.60%

(1)	Common Stock holdings listed in this column include performance shares granted to the Company’s executive officers under the Company’s Management Incentive Plan (the “MIP”) for 2009, 2010, and 2011, restricted stock units granted to the Company’s executive officers under the Company’s Restricted Stock Unit Plan (the “RSUP”) for 2010, 2011 and 2012 and restricted stock units granted to the Company’s directors under the RSUP.

(2)	“*”No individual officer or director owned more than 1% of outstanding Common Stock.

(3)	The holdings include 3,500 shares over which Mr. Comer has shared voting and investment power with his spouse through a family trust.

(4)	The holdings include 6,300 shares which Mr. Hanneman has the right to acquire through the exercise of options under the 2002 Stock Incentive Plan (the “Option Plan”) and 4,190 shares over which he has shared voting and investment control with his spouse through a family trust.

(5)	The holdings include 1,272 shares over which Mr. Maffie’s spouse has voting and investment control.

(6)	The holdings include 3,000 shares which Ms. Mariucci has the right to acquire through the exercise of options under the Option Plan.

(7)	The holdings include 9,000 shares which Mr. Melarkey has the right to acquire through the exercise of options under the Option Plan and 700 shares over which he has shared voting and investment control through a profit-sharing plan.

(8)	Number of shares does not include 28,018 shares held by the Southwest Gas Corporation Foundation, which is a charitable trust. Messrs. Shaw and Centrella and Ms. Haller are trustees of the Foundation but disclaim beneficial ownership of the shares held by the foundation.

(9)	The holdings include 50,530 shares over which Mr. Shaw has shared voting and investment power with his spouse through a family trust.

(10)	The holdings include 2,693 shares over which Mr. Thoman has shared voting and investment power with his spouse through a family trust.

(11)	The holdings include 10,000 shares which Mr. Wright has a right to acquire through the exercise of options under the Option Plan.

(12)	Mr. Biehl has pledged 23,911 shares of Common Stock as loan collateral. Mr. Biehl retired on March 18, 2011.

(13)	The holdings include 3,600 shares which Mr. Centrella has a right to acquire through the exercise of options under the Option Plan.

(14)	The holdings include 25,086 shares which Mr. Hester has a right to acquire through the exercise of options under the Option Plan and 7,727 shares over which his spouse has voting and investment control.

(15)	The holdings include 22,300 shares which Mr. Janov has a right to acquire through the exercise of options under the Option Plan.

(16)	The holdings include 15,930 shares over which Mr. Kane has shared voting and investment power with his spouse through a family trust.

(17)	The holdings of other executive officers include 7,900 shares that may be acquired through the exercise of options under the Option Plan.

(18)	The holdings of the directors and executive officers combined include 87,186 shares that may be acquired through exercise of options under the Option Plan.

Beneficial Owners. BlackRock Inc. reported on Schedule 13G, filed on February 10, 2012, ownership in excess of 5% of the Company’s Common Stock. GAMCO Investors, Inc. et. al. reported on two separate Forms 13F-HR, filed on February 13, 2012, ownership in excess of 5% of the Company’s Common Stock. T. Rowe Price Associates, Inc. reported on Schedule 13G, filed on February 13, 2012, ownership in excess of 5% of the Company’s Common Stock. The Vanguard Group, Inc. reported on Schedule 13G, filed on February 8, 2012, ownership in excess of 5% of the Company’s Common Stock. The holdings of these entities on the dates noted in the filings and as a percentage of the shares outstanding on March 1, 2012 are as follows:

Beneficial Owner	No. of Shares Beneficially Owned	Percent of Outstanding Common Stock
BlackRock Inc.(1)	3,937,676	8.54%
40 East 52nd Street New York, New York 10022
GAMCO Investors, Inc. et al.(2).	3,843,354	8.34%
One Corporate Center Rye, New York 10580
T. Rowe Price Associates, Inc.(3)	3,089,650	6.70%
100 E. Pratt Street Baltimore, Maryland 21202
The Vanguard Group, Inc.(4).	2,688,130	5.83%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)	BlackRock Inc. has sole voting and dispositive power over all of the shares beneficially owned.

(2)	GAMCO Investors, Inc. et. al. has sole voting power over 3,688,554 shares and sole dispositive power over all of the shares beneficially owned.

(3)	T. Rowe Price Associates, Inc. has sole voting power over 541,640 shares and sole dispositive power over all of the shares beneficially owned.

(4)	The Vanguard Group, Inc. has sole voting power over 70,282 shares and sole dispositive power over 2,617,848 of the shares beneficially owned.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company has procedures in place to assist directors and executive officers in complying with Section 16(a) of the Exchange Act, which includes the preparation of forms for filing. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2011 with the reporting requirements of Section 16(a) of the Exchange Act, except for the following Form 4 filings:

*	The purchase of 300 shares of Company Common Stock by director Thomas on June 20, 2011, was reported on June 30, 2011.

*	The purchase of 500 shares of Company Common Stock by director Thomas on August 11, 2011, was reported on August 30, 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our 2011 executive compensation program, the compensation decisions made by the Compensation Committee (the “committee”) under our executive compensation program, and the factors considered in making such decisions. This section focuses on the compensation of the Company’s named executive officers (“NEOs”) for fiscal 2011, who were:

*	Jeffrey W. Shaw, Chief Executive Officer

*	Roy R. Centrella, Senior Vice President/Chief Financial Officer

*	James P. Kane, President

*	John P. Hester, Senior Vice President/Regulatory Affairs and Energy Resources

*	Edward A. Janov, Senior Vice President/Corporate Development

*	George C. Biehl, Executive Vice President (retired in March 2011)

Executive Summary

Objectives

The objectives of our executive compensation program are to:

*	Align the interests of the NEOs with those of the Company, its customers and its shareholders;

*	Recruit, retain and motivate executive talent;

*	Recognize and reward performance that meets or exceeds the Company’s objectives; and

*	Be fair and competitive.

The Company’s 2011 Performance

Results for the key performance measures of our natural gas operations used in the Company’s incentive-based compensation programs were as follows:

*	Return-on-equity (“ROE”) was 7.79%, exceeding our threshold of 5.70%;

*	Customer satisfaction was 93%, exceeding our target of 85%;

*	Customer-to-employee ratio was 809, exceeding our target of 790; and

*	Operating cost increases were 1.85%, beating our target of 2.30%.

Based on our achievements, the annual incentive compensation plan paid out at 122% of target and the long-term incentive program, which is based on performance over the last three years, paid out at 150% of target.

While the relevant performance measures for incentive-based compensation are not directly tied to Company-wide performance, we believe that our compensation program is successful at motivating the creation of shareholder value. The Company performed well in 2011 and has a solid record of success over the last five years. Performance continues to be driven by management’s steadfast focus on the core fundamentals of our businesses. Despite the volatile and uncertain business environment in recent years, operating cash flows have remained strong and the Company’s common equity to total capitalization has improved from 41.9% at December 31, 2007 to over 50% at December 31, 2011. Other recent accomplishments include the following:

*	Basic earnings per share increased from $1.95 in 2009, to $2.29 in 2010 and to $2.45 in 2011.

*	Dividends per share were 95 cents in 2009, $1.00 in 2010 and $1.06 in 2011. In February 2012, the Board increased the quarterly dividend from 26.5 cents to 29.5 cents per share ($1.18 on an annual basis), effective with the June 2012 payment.

*	The Company’s stock price has recovered from the overall market downturn experienced in 2008 and traded above $40 per share for the first time in our history during 2011.

*	In December 2011, the Company gained approval in Arizona of a fully decoupled rate structure, effective January 2012.

Program Design

Compensation for NEOs includes:

*	Cash in the form of base salary;

*	Annual at-risk variable incentive compensation in the form of cash and stock-based compensation;

*	Long-term at-risk variable incentive compensation in the form of restricted stock units;

*	Perquisites in the form of car allowances, cell phones, cable internet access, allowances for annual physical examinations, life insurance and financial and estate planning allowances; and

*	Other benefits that include the same group health and welfare benefit programs available to all employees, as well as both tax-qualified retirement plans and non tax-qualified plans.

None of the NEOs, other than Mr. Shaw, the Company’s principal executive officer (the “PEO”), has an employment agreement with the Company. The PEO’s existing employment agreement, expiring in the second quarter of 2012 (the “Expiring Employment Agreement”), will be replaced by a letter agreement (the “Letter Agreement”) containing post-termination benefits substantially less favorable to the PEO.

While base salary is designed to approximate the median (50th percentile) of the amounts paid by peer group companies (as discussed below), we set overall compensation to be competitive in a range between the 35th and the 65th percentiles of the peer group (plus or minus 15 from the median). For 2011, overall total direct compensation for the NEOs was 16% below the median of the peer group.

Best Practices

We annually review all elements of NEO pay and, where appropriate for the business and shareholders, make changes to incorporate current best practices. As a result, we have:

*	Stock ownership guidelines for all NEOs and directors with no counting of unvested restricted shares or units toward our stock ownership guidelines;

*	Set a significant portion of each NEO’s total direct compensation opportunity, which includes base salary and annual and long-term incentives, linked to Company performance by including components of compensation opportunity that are at risk subject to the achievement of established performance criteria;

*

Aligned pay practices with shareholder and customer interests with an eye toward remaining competitive, and used risk analysis and mitigation to provide compensation practices that motivate appropriate risk-taking, by, for example, providing compensation incentives for achievement of certain identified Company objectives and goals, while disincenting unnecessary risk-taking, by, for example, including stock ownership guidelines for the PEO;

*	Reviewed, analyzed and considered whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us, and concluded that no such material risks were identified;

*	A compensation committee that is comprised of only independent directors;

*	An independent compensation consultant retained by, and which reports to, the committee and has no other business with the Company;

*	Annual reviews of our compensation peer group;

*	Regular briefings from the compensation consultant regarding key trends;

*	An annual review of PEO performance;

*

No employment agreements, other than the Expiring Employment Agreement with the PEO which will expire in the second quarter of this year and be replaced with a change in control agreement substantially the same as the change in control agreements with our other NEOs, as well as the Letter Agreement providing limited post-termination benefits in the event of a termination prior to the PEO’s 55th birthday in the absence of a change in control;

*	Change in control agreements with the NEOs other than the PEO, which do not provide for tax gross-ups or severance amounts that exceed more than three times base pay and bonus, and which do include double trigger vesting provisions for equity awards;

*	No cash dividends paid on unvested stock-based awards. In lieu of cash dividends, recipients receive additional restricted stock-based awards that will vest/forfeit based on the same performance measures applicable to the underlying awards; and

*	Other than under the PEO’s Expiring Employment Agreement, which will expire in the second quarter of this year, no tax reimbursements for life insurance, bonus, trusts, or stock vesting.

Summary of Key Changes in 2011 and 2012

In 2011, all of our officers, including all of our NEOs other than Mr. Biehl (who retired in March, 2011) and the PEO, voluntarily agreed to terminate their employment agreements and replace them with change in control agreements that are more in line with current market practices for compensation in the event of a change in control. The committee engaged Towers Watson, which also provides executive compensation services to the Company, to survey market practices for change in control provisions for the committee’s consideration, and to answer any general questions on other executive compensation topics. Before approving the new change in control agreements, the committee engaged Pay Governance, as independent consultants, to review the proposed agreements and to ensure that the terms of such agreements were generally consistent with market practices.

We implemented three major changes with the adoption of the new change in control agreements:

*	The term of each of the new change in control agreements is three years, with no automatic renewal. Prior to the end of the three-year term, the committee and the Board will reevaluate the change in control agreements in light of the market conditions at that time and decide what action to take.

*	The new agreements eliminate the tax “gross-up” provision contained in the prior change in control agreements.

*	At the minimum age of 50, the number of points which the officer may use for purposes of determining eligibility for benefits, vesting and calculation of benefits under the Supplemental Executive Retirement Plan (“SERP”) was reduced from 15 to six points for the NEOs and other senior officers and from 10 to five points for all other officers.

The new change in control agreements retain the “double trigger” provision for payment of a severance benefit, which requires both a change in control and the officer’s termination of employment for good reason or the Company’s termination of the officer’s employment for reasons other than death, disability or cause.

The PEO’s Expiring Employment Agreement will expire in the second quarter of this year. In late 2011, the committee, with the assistance of Pay Governance, evaluated market practices related to post-termination benefits and those that would be appropriate for the PEO. As a result of such evaluation, earlier this year, the committee recommended and the Board approved new arrangements between the Company and the PEO, including a change in control agreement in substantially the same form as the change in control agreements with the other NEOs and the Letter Agreement providing limited post-termination benefits in the event of a termination prior to the PEO’s 55th birthday in the absence of a change in control. Potential benefits under the change in control agreement and the Letter Agreement, respectively, would be substantially less favorable to the PEO than the comparable benefits provided under the PEO’s Expiring Employment Agreement. Both new arrangements, which are discussed in more detail below, will be effective as of June 1, 2012.

The committee engaged independent consultants and worked closely with outside counsel to develop arrangements to provide post-termination benefits that help ensure long-term employment commitments with high performing executives, help further align the interests of the Company’s executives with its shareholders, and are appropriately comparable to similar arrangements within the peer group and the market in general. We believe the agreements with the NEOs accomplish those goals.

The remainder of this Compensation Discussion and Analysis offers a detailed explanation of the Company’s compensation policies and decisions with respect to the NEOs.

Compensation Objectives

The objectives of the Company’s compensation program are to recruit, retain, reward, and motivate talented executives and to align their interests with our customers and shareholders. Our executive compensation program is designed to reward performance, “know-how,” “problem solving” and “accountability” and to elicit long-term employment commitments. We strive to set salary at levels that ensure reasonableness, market competitiveness, and internal equity for each position. Performance awards, retirement benefit opportunities, and post-termination benefits support our goal of attracting and retaining talented executives over long-term employment commitments, while at the same time increasing shareholder value, achieving operational efficiencies, and providing continued exceptional customer satisfaction.

As a public utility, the Company is a highly-regulated entity, and the compensation it provides is evaluated as a part of the regulatory review process. Our compensation program must be responsive to market conditions and the regulatory environment we face as a public utility. Compensation costs, like all Company operating expenses, are subject to reasonableness reviews by the regulatory bodies in the states and jurisdictions in which we operate. In addition, the regulatory review process recognizes the value of providing incentives for operational efficiencies and overall customer satisfaction.

The long-term nature of the Company’s customer service obligations shapes the overall structure of the executive compensation program. We seek to ensure that long-term corporate and customer goals of safe, continuous service at reasonable rates are achieved. We also recognize that we are in a competitive environment for executives, and the compensation program has to recognize and reward performance. Non-equity incentive compensation and restricted stock-based awards are designed to address performance and provide significant support for long-term employment commitments.

The executive compensation program is prospective. The results of previously earned performance awards and the deferral of cash compensation are not taken into consideration in establishing the appropriate level of future compensation. The Company’s past performance, however, is taken into consideration in determining the long-term performance awards and in setting new performance targets.

The executive compensation program is administered by the committee. The committee annually reviews and approves the corporate goals and objectives relevant to the PEO’s compensation, the PEO’s performance in relation to such goals and objectives and, together with the other Independent Directors of the Board of Directors, the PEO’s actual compensation. The committee also reviews, together with the PEO, and approves the salaries and incentive compensation for the other executive officers.

Management annually provides information to the committee regarding what it believes to be appropriate compensation levels and performance programs and awards. This information is gathered from external independent surveys and publicly available compensation comparisons. Consultants may also be retained by management to independently assess the compensation program. Management, including the NEOs, provides guidance to, and receives direction from, the committee regarding the executive compensation program.

In addition, the committee has the authority, independent of management, to employ and retain consultants to assist it in establishing the executive compensation program objectives and in determining whether the objectives have been satisfied. The methodology used by the Company for determining executive salaries and pay increases was reviewed by Pay Governance, an independent consultant to the committee. Pay Governance’s review encompassed all officers and indicated general approval of the methodology used.

Elements of Compensation

The executive compensation program consists of the following elements:

*	Salary;

*	Incentive stock-based awards;

*	Non-equity incentive compensation;

*	Perquisites;

*	Welfare benefits;

*	Retirement benefits; and

*	Post-termination benefits (under certain circumstances, as discussed below).

Welfare benefits, including group life, health, hospitalization, and medical reimbursement programs, available to executive officers are the same in scope, terms and operation as the benefits available to all Company employees. Retirement benefits include both tax-qualified and non tax-qualified defined benefit and contribution retirement plans. Post-termination benefits are governed by change in control agreements and the PEO’s Expiring Employment Agreement and the Letter Agreement, as applicable.

Decision to Pay Each Element of Compensation

The primary objective of the executive compensation program is to elicit strong performance for customers and shareholders through the use of competitive performance-based compensation that attracts, retains and motivates high caliber executive talent. To accomplish this, the program is designed to respond to changing market conditions and offer a broad spectrum of compensation opportunities. Performance is the critical component of the program, and both individual and overall Company performance can impact an officer’s level of compensation on an annual basis.

Salaries and performance-based compensation are linked to recognize each officer’s responsibilities and individual contribution to the success of the Company. As explained in greater detail below, an officer’s award opportunity is based on a percentage of salary and, as a result, will move in relation to changes in salary. How an officer satisfies his or her direct individual responsibilities can also impact the level of an individual officer’s performance-based compensation. Exemplary performance is expected and rewarded with the compensation elements of the program, while poor performance will result in the reduction or possible elimination of an award under our Management Incentive Plan (“MIP”).

The availability of pension benefits allows the Company to deemphasize the salary component of an executive officer’s overall compensation package while still remaining competitive. The level of deferral opportunities under the Company’s qualified and nonqualified plans, however, do not influence the committee’s decisions regarding the appropriate level of overall compensation. Welfare benefits and perquisites are also viewed by the committee on a stand-alone basis, while post-termination benefits are influenced by current salary levels.

Determination of the Amount to be Paid for Each Element of Compensation

The nature of the Company’s operations and competitive considerations have led the committee to design and employ a compensation program that is comparable to compensation programs widely used in the industry by public utilities and accepted by various utility regulatory agencies. Salaries and performance-based compensation paid to the NEOs are determined by using a variety of sources, including the Hay Group for salary design and compensation surveys prepared by the American Gas Association, Towers Watson and Mercer for the components of compensation and competitive market compensation levels.

Compensation is reviewed annually and is subject to mid-year adjustment. In determining compensation for July 1, 2011 through June 30, 2012, the committee used a compensation comparison and analysis performed by Towers Watson (“Towers Watson Study”) and an internal annual compensation comparison and analysis performed by the Company (“2011 Company Study”). Both the Towers Watson Study and the 2011 Company Study compared the Company’s compensation packages, including base salary, total cash compensation and total direct compensation (which includes stock-based awards under the MIP and the 2006 Restricted Stock/Unit Plan (“RSUP”)), to compensation data from two primary sources: 1) published compensation surveys that best represent the Company in the marketplace, and 2) peer company proxy filings, from a peer group of comparable companies chosen by Towers Watson. The structures of the incentive, deferred compensation and supplemental retirement programs of the Company were also reviewed in comparison to structures of peers. Methods similar to those used in the Towers Watson Study and the 2011 Company Study were employed for the annual compensation comparison and analysis performed by the Company in 2010 (“2010 Company Study”), which the committee used in determining compensation for July 1, 2010 through June 30, 2011.

In addition to reviewing national market surveys, the Towers Watson Study and the 2011 Company Study also included compensation comparison and analysis using proxy peer data. The peer group is composed of 20 companies in the utility industry that are deemed to be of comparable size and to have similar basic structure and operational complexity and excludes companies with less than half or more than twice the reported revenue of the Company. The peer group, which was selected by Towers Watson, includes the following companies:

* AGL Resources, Inc.	* NV Energy, Inc.
* Avista Corporation	* Piedmont Natural Gas Co., Inc.
* Black Hills Corporation	* Pinnacle West Capital Corporation
* EQT Corporation	* PNM Resources, Inc.
* The Laclede Group Inc.	* Portland General Electric Company
* National Fuel Gas Company	* Questar Corporation
* New Jersey Resources Corporation	* Southern Union Company
* NICOR, Inc.[1]	* UniSource Energy Corporation
* Northwest Natural Gas Company	* Vectren Corporation
* Northwestern Corporation	* WGL Holdings, Inc.

[1]	NICOR, Inc. merged with and into AGL Resources, Inc. on December 9, 2011.

We set base salaries for the NEOs at amounts that approximate the 50th percentile of the amounts paid by the peer group of companies discussed above (“relevant market”). We set overall compensation to be competitive in a range between the 35th and the 65th percentiles of the peer group (plus or minus 15 from the median). The selection of these parameters is designed to be comparable and competitive with the relevant market, to address the regulatory environment in which the Company operates, and to provide a reasonable range of incentives to reward performance. The 2011 Company Study was used by the committee as another means by which to consider the reasonableness and competitiveness of the salaries and overall compensation set for executive officers for 2011/2012.

Other elements of overall compensation (perquisites, welfare benefits, retirement benefits and post-termination benefits) were implemented at various times over the past several years to remain competitive with the relevant market. In determining the Company’s overall compensation, we annually compare the Company’s elements of compensation and the level of benefits with those of the relevant market to ensure the Company remains competitive. For 2011, in aggregate, target total direct compensation for the NEOs was 16% below the median of the peer group selected for the 2011 Company Study.

The material elements of management’s directions to Towers Watson in connection with their engagement for the Towers Watson Study included providing (i) management with basic market data on compensation practices, both from peer companies in the utility industry and among general industry, (ii) commentary on the current policies with respect to market practices, and (iii) options to consider if it is determined that changes to current practices are needed. The committee engaged Pay Governance as an independent consultant to review the competitive benchmarking findings of the 2011 Company Study. Both Pay Governance and Towers Watson were engaged by the committee in connection with the committee’s review and evaluation of change in control provisions and other post-termination benefits. Pay Governance’s engagement with the committee also included a review of the Company’s internal director compensation comparison and analysis. The Company determined that no compensation consultant of the Company received aggregate fees in 2011 in excess of $120,000.

Current vs. At-Risk Compensation

Total direct compensation of the Company’s NEOs, other than base salary, is at risk and must be earned by achieving annual and long-term performance goals. The portion of total direct compensation designed to be paid in base salary versus variable pay depends upon the NEO’s position and the ability of that position to influence outcomes, as well as market factors. The PEO has the largest portion of pay at risk. In 2011, the percentage of targeted total direct compensation opportunity at risk or earned by achieving performance goals was approximately 68.5% for the PEO, and, for the other NEOs, the average percentage of such compensation at risk was approximately 58.5%.

Salaries

Salaries for the Company’s NEOs are established based on the scope of their responsibilities, taking into account competitive market compensation paid by the peer group and additional salary survey data for similar positions. Salary design is established using the Hay Group method. The Hay Group method values the substance of the positions based on “know-how,” “problem solving,” and “accountability.” Input from the Hay Group, the Towers Watson Study and utility and general industry surveys are used by the committee to help ensure that salaries are reasonable, competitive and properly address position responsibility. The range of salaries available through this review provides an objective standard to determine the appropriate level of salary for a given executive position. Salaries are reviewed annually and are subject to mid-year adjustment to realign salaries with market levels after taking into account individual responsibilities, performance, inflation and experience. Mid-year salary increases were provided to the NEOs in 2011 based on the Company’s established compensation methodology.

Incentive Compensation

The performance component of the Company’s executive compensation program is designed to reward Company performance and consists of non-equity incentive compensation and restricted stock-based awards provided through the MIP and the RSUP (collectively, “Incentive Plans”). The committee has designed the Incentive Plans to focus on specific annual and long-term Company financial, productivity and customer satisfaction performance goals.

MIP

Annually, we establish incentive opportunities under the MIP, expressed as a percentage of each individual’s salary at year-end (after taking into account any mid-year salary adjustment), corresponding with each individual’s position and responsibilities with the Company, and determine the performance goals to be measured against these opportunities. For 2011, the incentive opportunities for the NEOs were set at the following percentages of salary:

Incentive Opportunities (% of salary)
Jeffrey W. Shaw	115%
Roy R. Centrella	75%
James P. Kane	100%
John P. Hester	75%
Edward A. Janov	75%
George C. Biehl	90%

The performance measures for 2011 were tied to the financial performance, productivity and customer satisfaction of the Company’s natural gas operations. This mix of performance goals is designed to address shareholder and customer interests through the Company’s financial performance, increased productivity and customer satisfaction. In prior regulatory proceedings, the regulatory commissions have insisted that productivity measures and customer satisfaction goals be included in the MIP in order to recover any of the costs of the program in the Company’s natural gas rates.

The financial measure, ROE, is designed to reward success in reaching the average authorized return-on-equity. The productivity measures are designed to reward success in reaching a predetermined customer satisfaction percentage, a percentage improvement in the customer-to-employee ratio, and a predetermined percentage of cost containment for operating costs.

Each of the performance measures is equally weighted, and the actual performance award can range from 70% to 140% of the assigned incentive opportunity for each measure. If the threshold percentage for any measure is achieved, a percentage of annual performance awards will have been earned. Regardless of whether such awards are earned, no awards will be paid in any year unless dividends paid on our Common Stock for such year equal or exceed the prior year’s dividends.

The performance measure targets for 2011 were as follows:

*	ROE – The target for the ROE component of the MIP was 8.14%, which represented 80% of the Company-wide authorized weighted average ROE of 10.17%. The threshold for an award for this measure is reached at 70% of target, a 5.70% ROE, and a maximum award is achieved at 140% of the ROE target, an 11.40% ROE. Achieving Company-wide authorized weighted average ROE in any year will result in a performance award equal to 125% for this measure.

*	Customer Satisfaction – This component was unchanged from the previous year, with the target set at 85% and measured through an independent customer survey. The threshold for an award for this measure is reached at 75%, and a maximum award is achieved at a customer satisfaction level of 95%.

*	Customer-to-Employee Ratio – The target for this component of the MIP for 2011 was set at 790 customers per employee, which represents a 1% improvement over the actual ratio of 782 customers per employee at December 31, 2010. This target percentage improvement was unchanged from the previous year. Achieving the ratio of 782 customers per employee will satisfy the award opportunity threshold and 802 customers per employee will satisfy the maximum payout for this measure.

*	Operating Costs – For the operating cost component of the MIP, we use a target that reflects estimated inflation and a growth factor. The minimum, average and maximum inflation estimates are derived from the Blue Chip Economic Indicators publication and were 0.6%, 1.5% and 2.5%, respectively. These percentages are used along with a customer growth assumption of 0.8% to calculate the minimum, target and maximum measures. As a result, the target for 2011 was set at 2.3%. The minimum target was set at 3.3%, and the maximum award is achieved by experiencing an annual increase of 1.4%, or less.

The success in achieving the performance measures for 2011 is discussed in the narrative following the Summary Compensation and Grants of Plan-Based Awards Tables.

The incentive opportunities as a percentage of salary for the NEOs are the same for 2012. The four performance measures used to determine whether the incentive opportunities are earned are also the same. The target for the ROE for 2012 is set at 7.90%, which represents 82.5% of the Company-wide authorized weighted average ROE, adjusted downward by 25 basis points to reflect the removal of Company-owned life insurance returns from consideration in the MIP. The customer satisfaction target is set at 90%, and the customer-to-employee target is set at 817 customers per employee, a one percent improvement over the actual ratio at the end of 2011. The operating cost target is set at 3.9%, a target that reflects estimated inflation at 2.8% and a growth factor of 1.1%.

If annual performance awards are earned and payable, payment of the awards will be subject to a reduction depending upon satisfaction of the MIP participants’ individual performance goals. Any reductions would be tied to an individual’s overall award and not any one specific performance measure. The committee reviews the PEO’s individual performance to determine whether there will be any downward adjustment. For 2011/2012, individual performance goals for the PEO centered on (i) working with regulators to improve the level and stability of revenues and cash flows, (ii) striving to control operating expenses, (iii) striving to maintain/strengthen the Company’s credit ratings, (iv) pursuing actions that will, over the longer-term, improve the Company’s equity value, (v) updating the Board on the progress made on the succession plan for the CEO and key members of management and (vi) presenting strategic alternatives to the Board and pursuing agreed upon strategies.

The PEO reviews the other executive officers’ individual performances to determine whether there will be any downward adjustment in the performance awards. As a result of such review, if the PEO recommends a downward adjustment in the performance awards, the PEO will bring the matter before the committee for review and approval. There were no downward adjustments for 2011. The goals of the other NEOs are designed to reflect their individual responsibilities and to complement the goals of the PEO. Mr. Centrella’s goals were centered on financial planning activities, timely, accurate and useful financial reporting, improving the Company’s credit profile, cost containment measures, and regulatory compliance. Mr. Kane’s goals were directed to maintaining system safety, controlling operating costs, and achieving maximum profitability on new growth. Mr. Hester’s goals were directed at improving the level and stability of revenues and cash flows through timely regulatory filings in all of our rate jurisdictions, the acquisition of gas supplies for customers, gas cost recoveries through the regulatory process, and regulatory compliance. Mr. Janov’s goals were focused on improving the Company’s credit profile, maximizing the efficient deployment of capital, and developing profit improvement strategies. Mr. Biehl was charged with the responsibility to ensure the seamless transition of his duties as chief financial officer and corporate secretary to other officers as a result of his resignation from those positions and his anticipated retirement.

The individual performance goals for the PEO and other NEOs were satisfied, and there were no reductions in their MIP awards in respect of 2011.

Further, the annual MIP awards will be split, with 40% paid in cash (which are disclosed as non-equity incentive plan compensation in the Summary Compensation Table) and the remaining 60% converted into performance shares (which are disclosed as stock awards in the Summary Compensation and Grants of Plan-Based Awards Tables Narrative) tied to a five-day average value of the Company’s Common Stock for the first five trading days in January. The performance shares are restricted for three years, and the ultimate payout in Common Stock is subject to continued employment during this restricted period; provided, however, that MIP performance shares vest immediately when a MIP participant retires after the age of 55 (subject to restrictions under Code Section 409A).

RSUP

The RSUP is designed to provide incentives for maintaining long-term performance and strengthening shareholder value. The award opportunities, like that of the MIP, are based on a percentage of salary. The incentive opportunities are as follows:

Incentive Opportunities (% of salary)
Jeffrey W. Shaw	45%
Roy R. Centrella	20%
James P. Kane	30%
John P. Hester	20%
Edward A. Janov	20%
George C. Biehl	25%

The performance goal used to determine whether an award is earned is the average MIP payout percentage for the three years immediately preceding the award determination date. The target is set at an average MIP payout percentage of 100%; however, no award will be earned unless the average MIP payout percentage is at or above 90%. If an award is earned, it will be granted in the range of 50% to 150% of the incentive opportunity in the form of restricted stock or restricted stock units, based on the fair market value of the Company’s Common Stock on the date of the award. Restricted stock and/or restricted stock units vest in percentages (40%, 30%, and 30%) over the three years following the date of the award; provided, however, that RSUP awards vest immediately when an RSUP participant retires after the age of 55 (subject to restrictions under Code Section 409A).

The success in achieving the performance measures for 2011 is discussed in the narrative following the Summary Compensation and Grants of Plan-based Awards Tables.

Perquisites

The Company provides a limited number of perquisites to its executive officers. The executive officers receive car allowances, cable internet access, an annual $2,500 allowance for physical examinations, life insurance and a $5,000 allowance once every three years to assist in financial and estate planning. Senior officers are also provided club memberships.

Retirement Benefits

Four retirement benefit plans are available to the executive officers. Two of the plans, the Retirement Plan for Employees of Southwest Gas Corporation (“Retirement Plan”) and the Employees’ Investment Plan (“EIP”), both tax-qualified plans, are available to all of our employees. Two additional plans are offered to the executive officers: the SERP and the Executive Deferral Plan (“EDP”). These additional plans were established to attract and retain qualified executive officers and to address the dollar limitations imposed on the two tax-qualified plans.

Benefits under the Retirement Plan are based (i) on the executive’s years of service with the Company, up to a maximum of 30 years, and (ii) the average of the executive’s highest five consecutive years’ salaries, within the final 10 years of service, not to exceed a maximum compensation level established by the Internal Revenue Service. The SERP is designed to supplement the benefits under the Retirement Plan to a level of 50 – 60% of salary. To qualify for benefits under the SERP, which is based on a 12-month average of the highest consecutive 36-months of salary, an executive is required to have reached (i) age 55, with 20 years of service with the Company or (ii) age 65, with 10 years of service.

Executives may participate in the EIP and defer salary up to the maximum annual dollars permitted for 401(k) plans under the Code. Investments of these deferrals are controlled by the individual executives from a selection of investment options offered through the EIP. The Company does not match contributions for executive deferrals into the EIP. The EDP supplements the deferral opportunities by permitting executives to defer up to 100% of their annual salary and non-equity incentive compensation. As part of the EDP, the Company provides matching contributions that parallel the contributions made under the EIP to non-executives, up to 3.5% of their annual salary. Amounts deferred and Company matching contributions bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate. At retirement or termination, with five years of service with the Company, the executive officers will receive EDP balances paid out at the election of the participant over a period of 10, 15, or 20 years and will be credited during the applicable payment period with interest at 150% of the average of the Moody’s Seasoned Corporate Bond Rate on each January 1st for the five years prior to the start of retirement.

Post-Termination Benefits

In 2011, the committee recommended, and the Board decided to offer, new change in control agreements to those senior executives with employment agreements, other than the PEO, and those remaining officers with existing change in control agreements. Each officer of the Company, other than the PEO, voluntarily agreed to terminate his or her employment agreement in 2011 and such agreements were replaced with new change in control agreements that are more in line with current market practices and emerging trends for compensation in the event of a change in control. Earlier this year, the Company and the PEO entered into a change in control agreement in substantially the same form as the change of control agreements executed by the other NEOs in 2011, as well as the separate Letter Agreement. The PEO’s change in control agreement will be effective on June 1, 2012 upon the expiration of his Expiring Employment Agreement. We engaged independent consultants and outside counsel to ensure that the provisions of the change in control agreements are appropriately consistent with current market practice.

Change in Control Agreements

The Company offers change in control agreements to its officers to align the interests of the executives with shareholders and to retain and motivate high caliber executive talent. Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders, and helps ensure stability and continued performance during the protracted process of merging with or acquiring a regulated utility.

The term of each of the change in control agreements is three years, with no automatic renewal period. Prior to the end of the three-year term, the committee and the Board will reevaluate the change in control agreements in light of the market conditions at that time and decide what action to take. The protection period for officers is 24 months after a change in control. A change in control event under the agreements is generally defined to include approval by the Company’s shareholders of the dissolution or liquidation of the Company, consummation of a merger or a similar transaction which results in more than a 50% change in ownership, acquisition by one person (or group of persons) of at least 20% of the ownership of the Company, consummation of the sale of substantially all of the Company’s business and/or assets, or the replacement of the majority of the members of the incumbent Board of Directors (excluding replacement directors nominated by the incumbent Board).

Upon a change of control event and the termination of employment without cause or as a result of a significant reduction in his duties, responsibilities, location or compensation, the officer will receive a lump-sum severance payment equal to the sum of (a) for the PEO, 36 months, for Messrs. Centrella, Kane, Hester, Janov and other senior officers, 30 months, and for the other officers, 24 months of annual base salary and (b) in the form of cash, an amount equal to any annual incentive compensation calculated at 100% of the target amount payable for the same periods. Restricted stock awards, stock options and other similar awards, as well as benefits under nonqualified plans may vest and/or become exercisable upon a change in control event. In addition, at the minimum age of 50 and for purposes of determining eligibility for benefits, vesting and calculation of benefits under the SERP, Messrs. Shaw, Centrella, Kane, Hester, Janov and other senior officers will be permitted to add six points (reduced from 15 in prior agreements), while all other officers will be permitted to add five points (reduced from 10 in prior agreements) to the applicable formulas under the SERP. Finally, each officer shall be entitled to reimbursement of reasonable outplacement services not to exceed $30,000. The change in control agreements include a “double trigger” provision, which requires both a change in control and the officer’s termination of employment for good reason or the Company’s termination of the officer’s employment for reasons other than death, disability or cause, for payment of a severance benefit.

These change in control agreements have no tax gross-up provisions and instead employ a “best net” approach whereby benefits would be reduced if a reduced benefit would result in a greater after-tax benefit to the officer. If any payment under these agreements would constitute a “parachute payment” subject to any excise tax under the Code, the Company will not pay the tax on behalf of the officers.

PEO’s Expiring Employment Agreement and Letter Agreement

The PEO’s Expiring Employment Agreement expires on May 31, 2012. In late 2011, the committee, with the assistance of Pay Governance, evaluated the market and form of post-termination benefits that would be appropriate for the PEO. In addition to the change in control agreement discussed above, the Company and the PEO entered into the Letter Agreement, effective upon the expiration of the PEO’s expiring employment agreement. The Letter Agreement will provide post-termination benefits to the PEO in the event that a Termination Event (defined below) occurs prior to his 55th birthday (November 9, 2013) in the absence of a change in control. We believe that the Letter Agreement is appropriate based on the PEO’s length of tenure with the Company and is a fair measure in light of performance during that period. The terms of the Expiring Employment Agreement and the Letter Agreement are discussed in more detail below.

Benefits under the PEO’s Expiring Employment Agreement are limited to payments upon separation from service resulting from (i) termination without cause or (ii) as a result of a significant reduction in his duties, responsibilities, location, or compensation (collectively, referred to as a “Termination Event”). Under this agreement, no compensation would be provided for termination for cause, death, retirement or disability. If a Termination Event occurs, compensation would continue to be paid to the PEO for up to three years. Compensation includes salary, a predetermined level of incentive compensation and welfare benefits, and re-employment/relocation, office, and secretarial support expenses. All unvested stock-based awards will vest and stock options will remain exercisable for 90 days after a Termination Event. An additional 15 points would also be provided towards eligibility, vesting and calculation of benefits under the SERP.

The PEO’s Expiring Employment Agreement also provides for the lump sum payment upon a Termination Event within two years following a change in control of the Company. The compensation payable to the PEO for a change in control event would equal three times his total compensation. If any payment under the PEO’s Expiring Employment Agreement would constitute a “parachute payment” subject to any excise tax under the Code, the Company will pay the tax to ensure that the PEO receives the value of his agreement.

The Letter Agreement, which will be effective June 1, 2012, provides post-termination benefits payable upon the same Termination Events as the PEO’s expiring employment agreement in the absence of a change in control of the Company. If a Termination Event occurs, the PEO would receive a lump sum payment equal to 12 months of base salary, plus incentive compensation for the period during the applicable plan year preceding the date of termination and for a period of 12 months following the date of such termination. The Letter Agreement does not provide for any special welfare benefits or re-employment/relocation, office, or secretarial support expenses. All unvested stock-based awards will vest and stock options will remain exercisable for 90 days after a Termination Event. Up to an additional two years would be provided towards the age assumption for eligibility, vesting and calculation of benefits under the SERP. The Letter Agreement terminates on the PEO’s 55th birthday.

Interaction of the Compensation Elements in Relation to the Compensation Objectives

The Company’s executive compensation program is intended to reward performance and to promote long-term employment commitments. Being rewarded for actual performance recognizes the Company’s commitments to increasing shareholder value, implementing operational efficiencies, and maintaining customer satisfaction. Salary, retirement benefits, and the opportunity to be rewarded for performance provide the incentive to secure long-term commitments to the Company. Taken as a whole, the program supports the Company’s commitment to its shareholders and its long-term commitment to its customers.

Say-on-Pay

The committee attempts to balance the interests of the Company, its shareholders and customers. Starting last year, the Company provided an annual say-on-pay advisory vote regarding executive compensation. The Company received majority approval in 2011, with more than 95% of the votes cast in favor of the compensation of the NEOs as described in the proxy statement for the 2011 annual meeting. The Board and the committee reviewed the final vote results and did not make any changes to the compensation policies as a result of these votes. We describe additional actions taken by the committee in 2011 and 2012 in the Executive Summary. We determined that our stockholders should vote on a say-on-pay proposal each year. Accordingly, the Board recommends that you vote FOR Proposal 2 at the Annual Meeting. For more information, see “ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION” in this Proxy Statement.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer or any of the other four most highly compensated executive officers. Generally, awards under the MIP, which is a performance-based compensation plan, may not be subject to the deduction limit if certain requirements are met. We have also structured certain other performance-based portions of the executive compensation program in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m). While we intend for the performance-based compensation arrangements to meet the requirements of Section 162(m), we can provide no assurances that such compensation arrangements would ultimately satisfy such requirements.

The committee believes, however, that in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Given our industry and business, as well as the competitive market for outstanding executives, the committee believes that it is important to retain the flexibility to design compensation programs consistent with the overall executive compensation program, even if some executive compensation is not fully deductible. The committee has from time to time approved elements of compensation for certain officers that may not be fully deductible and reserves the right to do so in the future, when appropriate.

COMPENSATION COMMITTEE REPORT

As a part of the committee’s duties, it is charged with the responsibility of producing a report on executive compensation for inclusion in the Annual Report on Form 10-K and this Proxy Statement. This report is based on the committee’s review of the Compensation Discussion and Analysis and the discussion of its content with management.

The committee, based on its review of the Compensation Discussion and Analysis and its discussions with management, recommended to the Board (and the Board has approved and directed) that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and this Proxy Statement.

Compensation Committee
Robert L. Boughner (Chair)	Stephen C. Comer
Michael J. Melarkey	A. Randall Thoman
Terrence L. Wright

Summary Compensation Table

The following table includes information concerning compensation during 2011, 2010, and 2009 for the named executive officers, whom we refer to as the “NEOs,” including our principal executive officer, the “PEO.”

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(7)(8)	Total ($)
Jeffrey W. Shaw	2011	715,151	1,042,826	420,900	1,004,905	48,358	3,232,140
Chief Executive Officer	2010	673,644	851,387	403,098	600,544	46,681	2,575,354
	2009	654,521	741,558	352,176	845,281	50,915	2,644,451

Roy R. Centrella	2011	246,767	197,676	98,820	399,146	31,868	974,277
Senior Vice President/	2010	213,644	102,357	87,630	208,027	27,814	639,472
Chief Financial Officer	2009	198,356	88,275	46,400	267,948	22,525	623,504

James P. Kane	2011	465,441	524,614	244,000	404,354	52,207	1,690,616
President	2010	430,087	431,332	223,774	184,377	51,157	1,320,727
	2009	417,893	371,915	195,530	391,580	46,812	1,423,730

John P. Hester	2011	282,932	235,063	108,336	390,317	23,583	1,040,231
Senior Vice President/	2010	264,777	190,757	104,204	234,564	20,236	814,538
Regulatory Affairs & Energy Resources	2009	253,390	161,472	89,610	310,264	21,854	836,590

Edward A. Janov	2011	235,192	198,536	88,206	219,513	26,799	768,246
Senior Vice President/	2010	226,802	165,422	88,011	234,678	28,860	743,773
Corporate Development	2009	221,492	142,095	77,708	328,600	28,028	797,923

George C. Biehl	2011	98,875	413,240	108,565	354,463	225,953	1,201,096
Executive Vice President	2010	388,576	344,411	180,823	188,875	41,001	1,143,686
(retired)	2009	379,622	296,158	159,857	379,594	47,250	1,262,481

(1)	Amounts shown in this column include any amounts deferred by the NEOs into the EIP and EDP.

(2)	Amounts shown in this column represent the grant date fair value of awards of performance shares and restricted stock units granted in 2009, 2010 and 2011 based on performance criteria established in 2008, 2009, and 2010 under the MIP and the RSUP. In each case, the amounts were determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used to calculate these amounts are included in “Note 11 – Stock-Based Compensation” of Exhibit 13.01 to our 2011 Annual Report on Form 10-K. However, as required, the amounts shown exclude the impact of estimated forfeitures. The stock awards granted in 2012 based on performance in 2011 are discussed below under the caption “Summary Compensation and Grants of Plan-Based Awards Tables Narrative.”

Performance shares vest three years after grant. Restricted stock units vest 40% at the end of the first year and 30% at the end of each of the second and third years. The valuation of the performance shares and restricted stock units are based on the Common Stock share price on the date of grant. Since the last option awards were made in 2006, there is no need to maintain the “Options” column.

(3)	Amounts shown in this column represent the cash awards paid through the MIP in 2010, 2011 and 2012 for services performed in 2009, 2010 and 2011, respectively. The cash awards paid in 2012 for performance in 2011 are also discussed below under the caption “Summary Compensation and Grants of Plan-Based Awards Table Narrative.”

(4)	The aggregate change in the actuarial present value of the NEOs accumulated benefit under the Retirement Plan and the SERP for 2011 and the above-market interest (in excess of 120% of the applicable federal long-term rate with compounding) earned on EDP balances for 2011 are as follows:

	Increase in Pension Values	Above-Market Interest
Mr. Shaw	$933,976	$70,929
Mr. Centrella	368,769	30,377
Mr. Kane	335,879	68,475
Mr. Hester	356,496	33,821
Mr. Janov	176,863	42,650
Mr. Biehl	230,374	124,089

No amounts are payable from the pension plans before a participant attains age 55 and his employment with the Company terminates.

(5)	Company matching contributions equal to one-half of the amount deferred by the NEOs under the EDP, up to 3.5% of the NEO’s respective annual salary in 2011 are as follows:

Matching Contributions
Mr. Shaw	$24,958
Mr. Centrella	8,589
Mr. Kane	16,218
Mr. Hester	9,573
Mr. Janov	8,220
Mr. Biehl	3,194

(6)	The aggregate incremental costs of the perquisites and personal benefits to the NEOs are based on the taxable value of the personal use of company cars, and internet access, while club dues, life insurance, financial planning and physicals are based on the cost to the Company. The life insurance costs include deemed earnings for the value of excess group life insurance coverage premiums and the cost of purchasing supplemental life insurance equal to two times salary. The perquisites and personal benefits, by type and amount, for 2011 are as follows:

	Car Allowance	Club Dues	Cable Internet	Physicals	Life Insurance	Financial Planning
Mr. Shaw	$9,377	$8,448	$0	$0	$5,575	$0
Mr. Centrella	7,531	7,865	480	5,637	1,766	0
Mr. Kane	17,683	4,882	480	0	12,944	0
Mr. Hester	7,830	1,810	480	2,500	1,390	0
Mr. Janov	9,753	4,782	480	110	3,318	0
Mr. Biehl	1,855	1,719	120	2,933	2,253	2,715

(7)	The amount includes: (i) $39,757 in other compensation paid to Mr. Biehl at retirement, consisting of $25,689 for the value of his Company car, $3,042 in paid-out vacation, $10,000 in travel vouchers, $586 for the value of his computer and $440 for the value of his cell phone and (ii) retirement benefits of $63,912 and $107,495 received in 2011 under the Retirement Plan and the SERP, respectively.

(8)	The amount includes $136 of other compensation paid to Mr. Janov as a “Silver Jubilee” award.

Grants of Plan-Based Awards (2011)

The following table sets forth information regarding each grant of an award made under our Incentive Plans to our NEOs during the fiscal year ended December 31, 2011.

Name	Award Type(1)(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey W. Shaw	MIP	241,500	345,000	483,000	8,590	12,272	17,181
	RSUP	—	—	—	4,082	8,164	12,246

Roy R. Centrella	MIP	56,700	81,000	113,400	2,017	2,881	4,033
	RSUP	—	—	—	653	1,306	1,959

James P. Kane	MIP	140,000	200,000	280,000	4,980	7,114	9,960
	RSUP	—	—	—	1,814	3,628	5,443

John P. Hester	MIP	62,160	88,800	124,320	2,211	3,159	4,423
	RSUP	—	—	—	716	1,432	2,148

Edward A Janov	MIP	50,610	72,300	101,220	1,800	2,572	3,601
	RSUP	—	—	—	583	1,166	1,749

George C. Biehl	MIP	99,666	142,380	199,332	3,546	5,065	7,091
	RSUP	—	—	—	1,196	2,392	3,588

(1)	Represents the annual award opportunities established under the MIP for the 2011 fiscal year, 40% of which is paid in cash and 60% of which is awarded in performance shares. The number of performance shares granted in 2012 for performance in 2011 was determined by dividing the applicable “Threshold,” “Target” and “Maximum” amounts by a share price that is determined by the five-day average price of Common Stock ending on January 9, 2012, which was $42.17.

The award amount under the MIP is based upon the Company achieving a percentage of the target levels under the MIP, as described under “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Compensation.” “Threshold” represents achieving at least 70% of all four of the established target levels under the MIP, and equals 70% of the NEO’s incentive opportunity under the MIP; “Target” represents achieving 100% of all four of the established target levels under the MIP, and equals 100% of the NEO’s incentive opportunity under the MIP; and “Maximum” represents achieving 140% or more of all four of the established target levels under the MIP, and equals 140% of the NEO’s incentive opportunity under the MIP. If less than all four of the target levels are achieved, then the “Threshold,” “Target” and “Maximum” amounts will be proportionally reduced by an amount equal to the percentage of targets that were achieved.

The MIP equity awards generally vest three years after the date the actual awards are granted. However, because Messrs. Kane and Janov are over age 55 and are eligible to retire, the awards will vest at their termination of employment, pursuant to the terms of the MIP. Because Mr. Biehl is over age 55 and retired on March 18, 2011, the awards vested upon his termination of employment, pursuant to the terms of the MIP.

The grant date fair value of the actual number of performance shares granted on January 17, 2012 pursuant to the applicable MIP annual award for the 2011 plan year, computed in accordance with FASB ASC Topic 718, was $618,894 for Mr. Shaw, $145,306 for Mr. Centrella, $358,779 for Mr. Kane, $159,298 for Mr. Hester, $129,699 for Mr. Janov and $0 for Mr. Biehl. The non-equity incentive plan awards for the 2011 plan year are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. Mr. Biehl retired in March 2011. As a result of his retirement, he received a pro rata 2011 MIP award, paid 100% in cash.

(2)	Represents the annual award opportunities established under the RSUP for the 2011 plan year, but granted in 2012. The actual number of restricted stock units granted in 2012 for performance in 2011 was determined by dividing the applicable “Threshold,” “Target” and “Maximum” amounts by the closing share price on the date that the award was granted. For the RSUP awards relating to 2011 performance, the date of determination was January 17, 2012 and the closing price of Common Stock on that date was $42.34.

The award amount under the RSUP is based upon the average MIP payout percentage for the three years immediately preceding the RSUP award determination date, as described under “Compensation Discussion and Analysis – Elements of Compensation – Performance-Based Compensation.” “Threshold” represents a MIP average payout percentage of at least 90%, and equals 50% of the NEO’s incentive opportunity under the RSUP; “Target” represents a MIP average payout percentage of at least 100%, and equals 100% of the NEO’s incentive opportunity under the RSUP; and “Maximum” represents a MIP average payout percentage of at least 120%, and equals 150% of the NEO’s incentive opportunity under the RSUP. No award will be earned under the RSUP unless the MIP average payout percentage is at least 90%.

A percentage of the RSUP awards vests each year over the three years following the date of determination of the actual award amount. Since Messrs. Kane and Janov are over age 55 and are eligible to retire, the awards will fully vest at their termination of employment pursuant to the terms of the RSUP. Since Mr. Biehl is over age 55 and retired on March 18, 2011, the awards fully vested at his termination of employment pursuant to the terms of the RSUP. The grant date fair value of the actual number of restricted stock units granted on January 17, 2012, pursuant to the applicable RSUP annual award for the 2011 plan year, computed in accordance with FASB ASC Topic 718, was $506,250 for Mr. Shaw, $81,000 for Mr. Centrella, $225,000 for Mr. Kane, $88,800 for Mr. Hester, $72,300 for Mr. Janov and $37,078 for Mr. Biehl. Mr. Biehl retired in March 2011. As a result of his retirement, he received a pro rata 2011 RSUP award.

Summary Compensation and Grants of Plan-Based Awards Tables Narrative

Salaries for the NEOs were increased in July 2011. The increases in salaries reflect additional time and experience in these positions and changes to the midpoints to reflect market trends.

During fiscal year 2011, the Company achieved 122% of the established target levels under the MIP, and the NEOs earned 122% of their respective incentive opportunities. This compares to the 2010 and 2009 performance results in which the Company achieved 127% and 116%, respectively, of the overall performance targets. The Company exceeded the targets for the customer service satisfaction, customer to employee ratio and operating cost containment. The Company exceeded the threshold levels for the financial performance measure, i.e., the weighted-average return on equity. Productivity performance equaled 96% of the weighted-average return on equity, 140% of the customer to employee target level, 132% of the customer service satisfaction target level and 120% of the operating cost containment target level. No downward adjustments were made to the awards to the NEOs.

40% of the MIP awards were paid in cash in January 2012 and the remaining 60% of the MIP awards were converted into performance shares in January 2012 based on the five-day average price of Common Stock for January 3, 4, 5, 6 and 9, 2012, which equaled $42.17 per share. The MIP cash awards paid in 2012 for services performed in 2011 (and included in the Summary Compensation Table) were $420,900 for Mr. Shaw, $98,820 for Mr. Centrella, $244,000 for Mr. Kane, $108,336 for Mr. Hester, and $88,206 for Mr. Janov.

The dollar value of the 2011 MIP awards, the number of performance shares granted (rounded to whole shares) as a result thereof, and the grant date fair values of the performance shares granted on January 17, 2012 are as follows:

	Dollar Values	Performance Shares	Grant Date Fair Value(1)
Mr. Shaw	$631,350	14,971	$618,901
Mr. Centrella	148,230	3,515	145,310
Mr. Kane	366,000	8,679	358,790
Mr. Hester	162,504	3,853	159,283
Mr. Janov	132,309	3,137	129,683
Mr. Biehl(2)	—	—	—

(1)	The grant date fair value was $41.34 on January 17, 2012.

(2)	Mr. Biehl retired from the Company in March 2011 and his MIP award was pro rated for his period of employment with the Company during 2011 and paid in cash. The amount of the award is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for Mr. Biehl.

The Company’s 2011 performance also resulted in an award under the RSUP. The three-year average of MIP payout percentage equaled 122%, resulting in an award of 150% of the target and the grant of the following dollar values and numbers of restricted stock units (rounded to whole shares) to the NEOs. The RSUP awards were made on January 17, 2012, and the closing price of Common Stock was $41.34 on that date. The dollar value and the grant date fair value are the same for RSUP awards.

	Dollar Values	Restricted Stock Units
Mr. Shaw	$506,250	12,246
Mr. Centrella	81,000	1,959
Mr. Kane	225,000	5,443
Mr. Hester	88,800	2,148
Mr. Janov	72,300	1,749
Mr. Biehl(1)	37,078	897

(1)	Mr. Biehl retired from the Company in March 2011, and his RSUP award was pro rated for his period of employment with the Company during 2011.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table sets forth information regarding unexercised options under our Option Plan, unvested performance share awards under the MIP and unit awards under the RSUP for each of the NEOs, in each case, outstanding as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jeffrey W. Shaw	0	0	0	N/A
					78,509	3,335,847
Roy R. Centrella	3,600	0	33.07	07/31/16
					11,637	494,456
James P. Kane	0	0	0	N/A
					40,667	1,727,941
John P. Hester	10,000	0	26.10	07/25/15
	15,086	0	33.07	07/31/16
					18,169	772,001
Edward A. Janov	5,000	0	23.40	07/26/14
	10,000	0	26.10	07/25/15
	7,300	0	33.07	07/31/16
					15,684	666,413
George C. Biehl	0	0	0	N/A
					0	0

(1)	The MIP performance share awards vest as follows:

	Grants in 2009 January 2012	Grants in 2010 January 2013	Grants in 2011 January 2014
Mr. Shaw	19,632	19,427	16,920
Mr. Centrella	2,587	2,560	3,678
Mr. Kane	10,899	10,786	9,393
Mr. Hester	4,924	4,943	4,374
Mr. Janov	4,333	4,287	3,694
Mr. Biehl	0	0	0

The RSUP unit awards granted in 2009, 2010 and 2011 (plan years 2008, 2009 and 2010, respectively), including dividends reinvested, vest as follows:

	Plan Year	January 2012	January 2013	January 2014
Mr. Shaw	2010	4,549	3,412	3,411
	2009	3,497	3,497	—
	2008	4,164	—	—

Mr. Centrella	2010	674	506	505
	2009	353	353	—
	2008	421	—	—

Mr. Kane	2010	1,936	1,452	1,452
	2009	1,489	1,488	—
	2008	1,772	—	—

Mr. Hester	2010	801	601	601
	2009	607	606	—
	2008	712	—	—

Mr. Janov	2010	677	508	507
	2009	526	526	—
	2008	626	—	—

Mr. Biehl	2010	0	0	0
	2009	0	0	—
	2008	0	—	—

Because Messrs. Janov and Kane are past age 55 and are able to retire, the MIP performance shares and the RSUP units will vest when their employment with the Company ends. Because Mr. Biehl was past age 55 at when he retired in March 2011, all of his MIP performance shares and RSUP units vested at that time.

(2)	The market value of Common Stock was $42.49 per share, the closing price on December 30, 2011.

Option Exercises and Stock Vested During 2011

The following table sets forth the number of options to purchase Common Stock that were exercised and the aggregate dollar value realized upon exercise (the difference between the market price of the underlying securities at exercise and the exercise price of the options). The number of MIP performance shares and RSUP units that vested during 2011 and the value realized on vesting (the market price at vesting) is also shown in the table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey W. Shaw	36,600	164,759	25,985	949,048
Roy R. Centrella	4,500	75,511	3,156	115,332
James P. Kane	0	0	13,141	480,260
John P. Hester	10,000	174,500	5,619	205,397
Edward A. Janov	15,000	255,851	5,072	185,411
George C. Biehl(1)	11,000	73,800	42,924	1,572,452

(1)	Stock Award shares for Mr. Biehl also included 25,154 MIP performance shares and 7,171 RSUP units outstanding at the time of his retirement in March 2011, all of which vested in connection with his retirement and were later distributed to him in compliance with Code Section 409A. For purposes of this table, such shares were valued based on the closing share price of Common Stock on the date of distribution.

Pension Benefits

We offer two defined benefit retirement plans to the named executive and other Company officers. They include the Retirement Plan, which is available to all employees of the Company, and the SERP.

Benefits under the Retirement Plan are based on the NEOs (i) years of service with the Company, up to a maximum of 30 years, and (ii) average of the highest five consecutive years’ salary, within the final 10 years of service, not to exceed a maximum compensation level established by the Internal Revenue Service. Vesting in the Retirement Plan occurs after five years of service with the Company.

The SERP is designed to supplement the benefits under the Retirement Plan to a level of 50 – 60% of salary, as shown in the “Salary” column of the “Summary Compensation Table.” Salary is currently based on the 12-month average of the highest 36 months of salary at the time of retirement. For Mr. Biehl, whose participation in the SERP pre-dates the plan amendment changing the method for determining salary, salary equals his highest respective 12 months of salary. Vesting in the SERP occurs at age 55, with 20 years of service with the Company.

Upon retirement, the plans will provide a lifetime annuity to the NEOs, with a 50% survivor benefit to their spouses. No lump sum payments are permitted under the Plans.

Messrs. Kane and Janov are vested in both plans. Mr. Kane could retire at this time and start receiving full benefits, while Mr. Janov’s benefits would be reduced 6.25%, Messrs. Shaw, Centrella, and Hester are vested only in the Retirement Plan and, if any left the Company as of the date of this Proxy Statement, his accrued benefit under the Retirement Plan would be reduced by 58.6% and benefits would not commence until he reached age 55. Mr. Biehl was vested in both plans at his retirement on March 18, 2011 and started receiving full benefits.

Pension Benefits as of December 31, 2011

The following table sets forth the number of years of credited service and present value of accumulated benefits as of December 31, 2011, and payments received during the last fiscal year, under both the Retirement Plan and the SERP for each NEO.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
Jeffrey W. Shaw	Retirement Plan	23	1,065,281	0
	SERP	23	3,619,864	0
Roy R. Centrella	Retirement Plan	28	1,152,343	0
	SERP	28	591,903	0
James P. Kane	Retirement Plan	30	1,470,306	0
	SERP	30	1,796,872	0
John P. Hester	Retirement Plan	22	889,674	0
	SERP	22	763,077	0
Edward A. Janov	Retirement Plan	26	1,210,007	0
	SERP	26	729,119	0
George C. Biehl	Retirement Plan	26	1,097,271	63,912
	SERP	26	1,845,532	107,495

(1)	The valuation method and all material assumptions applied in quantifying the present value of the accrued benefits are described in “Note 10 – Pension and Other Postretirement Benefits” of Exhibit 13.01 to our 2011 Annual Report on Form 10-K.

Nonqualified Deferred Compensation

In addition to participating in the EIP, which is available to all employees, the named executive and other Company officers can participate in the EDP. The EDP supplements the deferral opportunities by permitting executives to defer up to 100% of their annual salary and non-equity incentive plan compensation. As part of the EDP, the Company provides matching contributions up to 3.5% of participants’ annual base salary. Matching contributions are not available to the named executive and other Company officers for deferrals into the EIP.

Amounts deferred and the matching contributions made during a plan year bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate (the “Bond Rate”) from the start of the plan year. The interest rate is set for the plan year using the Bond Rate published by Moody’s Investors Services as of January 1 prior to the start of a new plan year. The interest rate formula was defined in the EDP at the time it was adopted in 1986. For plan year 2010, the interest rate was 8.67%, and for plan year 2011, the interest rate was 8.33%.

At retirement or termination of employment with five years of service, the EDP balances will be paid out at the election of the participant over a period of 10, 15, or 20 years and will be credited during the applicable payment period with interest at 150% of the average of the Bond Rate on each January 1 for the five years prior to distribution.

Deferrals and the matching contributions to the EDP are unfunded obligations of the Company, and the rights of our named executive officers and other Company officers participating in such plan benefits are no greater than those of an unsecured creditor.

Nonqualified Deferred Compensation in 2011

The following table presents nonqualified deferred compensation during 2011 for each NEO.

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)(2)	Aggregate Earnings in Last Fiscal Year($)(2)	Aggregate Withdrawals / Distributions ($)(3)	Aggregate Balance at Last Fiscal Year- End($)(4)
Jeffrey W. Shaw	100,100	24,958	155,766	0	2,016,331
Roy R. Centrella	82,024	8,589	62,011	0	752,427
James P. Kane	112,458	16,218	149,624	0	1,936,641
John P. Hester	102,693	9,573	65,769	0	744,544
Edward A. Janov	79,232	8,220	90,721	0	1,132,359
George C. Biehl	64,107	3,194	265,373	269,102	3,001,430

(1)	Amounts shown in this column are included in the “Salary” and “Non-Equity Incentive Compensation” columns of the “Summary Compensation Table.”

(2)	EDP earnings, which were above-market, and matching contributions are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns, respectively, of the “Summary Compensation Table.” Those amounts for the NEOs are as follows:

	Above-Market Interest	Matching Contributions	Total
Mr. Shaw	$70,929	$24,958	$95,887
Mr. Centrella	30,377	8,589	38,966
Mr. Kane	68,475	16,218	84,693
Mr. Hester	33,821	9,573	43,394
Mr. Janov	42,650	8,220	50,870
Mr. Biehl	124,089	3,194	127,283

(3)	Represents distributions made after Mr. Biehl’s retirement in March 2011.

(4)	The amounts reported in this column that were previously reported as compensation to the NEOs in the Summary Compensation Table for previous years are as follows:

	2009	2010	2011
Mr. Shaw	$199,508	$190,470	$195,987
Mr. Centrella	87,044	86,219	120,990
Mr. Kane	255,951	177,448	197,151
Mr. Hester	108,716	127,006	146,087
Mr. Janov	116,995	120,457	130,102
Mr. Biehl	240,761	226,377	191,390

Post-Termination Benefits

Post-termination benefits are governed by change in control agreements and the PEO’s Expiring Employment Agreement and Letter Agreement, as applicable. Each officer of the Company, other than the PEO, voluntarily agreed to terminate his or her employment agreement in 2011 and such agreements were replaced with new change in control agreements (see Compensation Discussion and Analysis discussion above). The PEO’s Expiring Employment Agreement will expire in the second quarter of this year and will be replaced by new arrangements, effective June 1, 2012, including a change in control agreement in substantially the same form as the change in control agreements with the other NEOs and the Letter Agreement providing limited post-termination benefits in the event of a termination prior to the PEO’s 55th birthday in the absence of a change in control.

Mr. Biehl retired from the Company in March 2011, and with his retirement, his employment agreement terminated. Mr. Biehl did not receive any post-employment benefits under his employment agreement. Post-employment benefits Mr. Biehl received in 2011 are identified in the Summary Compensation Table, the Option Exercise and Stock Vested Table, the Pension Benefits Table, and the Nonqualified Deferred Compensation Table.

Prior to a Change in Control

As discussed above in the Compensation Discussion and Analysis, the Expiring Employment Agreement with the PEO provides for payment, upon (i) employment termination without cause, or (ii) employment termination as a result of a significant reduction in his duties, responsibilities, location, or compensation (collectively referred to as a “Termination Event”). No payments are made under the Expiring Employment Agreement as a result of its expiration or for employment termination due to cause, retirement, death or disability. Further, payments under the agreement will be subject to the provisions of Section 409A of the Code and associated regulations.

Under the Expiring Employment Agreement, if a Termination Event occurs prior to a change in control, the PEO would receive the following:

*	Salary for the remaining term of the agreement (which terminates on May 31, 2012 but which previously was between 12 and 24 months under the agreement’s automatic renewal provision, the “remaining term”);

*	Incentive compensation set at the target award for the MIP for the remaining term;

*	Welfare benefit offsets equal to 20% of salary for the remaining term;

*	Office/secretarial expense for the longer of one year or the remaining term;

*	Vesting of all unvested restricted stock and stock options, with the options being exercisable for 90 days;

*	Additional credit that may affect eligibility, vesting, and the calculation of benefits under the SERP;

*	Re-employment/relocation expense allowance of $75,000; and

*	Payment of excise taxes resulting from the Termination Event; provided, however, that no excise taxes would result from a Termination Event because the payments that the PEO would receive over the remaining term of the Expiring Employment Agreement (five months from December 31, 2011), would not be large enough, in the aggregate, to constitute a parachute payment.

The Letter Agreement, effective June 1, 2012, will provide post-termination benefits to the PEO in the event that a Termination Event occurs prior to his 55th birthday (November 9, 2013) in the absence of a change in control of the Company. Under the Letter Agreement, if a Termination Event occurs, the PEO would receive a lump sum payment equal 12 months of base salary, plus incentive compensation under the MIP and RSUP for the period during the applicable plan year preceding the date of termination and for a period of 12 months following the date of such termination. The Letter Agreement does not provide for special welfare benefits or re-employment/relocation, office, or secretarial support expenses. All unvested stock-based awards will vest and stock options will remain exercisable for 90 days after a Termination Event. Up to an additional two years would be provided towards the age assumption for eligibility, vesting and calculation of benefits under the SERP. The Letter Agreement does not contain a tax gross-up provision.

Potential Payments to PEO Prior to a Change in Control

Assuming a Termination Event on December 31, 2011 (and for the purposes of this presentation that the Company had not opted to terminate the Expiring Employment Agreement and that the Letter Agreement was in effect at such time) it is estimated that Mr. Shaw (the PEO) would receive the compensation presented in the following table. Because the Expiring Employment Agreement terminates on May 31, 2012, and the Letter Agreement is not effective until June 1, 2012, the terms of only one of either such agreements would ever apply upon a Termination Event.

Agreement	Salary	Incentive Compen- sation	Welfare Benefits	Stock Acceler- ation	Office & Moving Expenses	Additional SERP Benefits(2)	Tax Gross-Up	Total
Expiring Employment Agreement (1)	$1,060,590	$1,219,678	$212,118	$3,335,847	$204,839	$2,326,122	$1,687,249	$10,046,443
Letter Agreement	$750,000	$1,200,000	n/a	$3,335,847	n/a	$1,347,566	n/a	$6,633,413

(1)	Under the Expiring Employment Agreement, assuming the Company had not opted to terminate the agreement and that the agreement was allowed to automatically renew, Mr. Shaw’s salary and payments in lieu of incentive compensation and welfare benefits would be paid over a remaining term of 17 months, commencing January 1, 2012. Such payments are shown on a present value basis, using a discount rate of 120% of the applicable federal rate compounded monthly for December 2011, or 0.24% for short-term payments. Because the Company opted to cause the Expiring Employment Agreement not to renew, at December 31, 2011, the remaining term of the Expiring Employment Agreement was five months. Over a five month remaining term commencing January 1, 2012, on the same present value basis, Mr. Shaw would receive a total of $6,562,555, including $312,313 in salary, $359,159 in lieu of incentive compensation, $62,463 in welfare benefits, $3,335,847 in stock acceleration, $166,651 in office and moving expenses, and $2,326,122 in additional SERP benefits. Mr. Shaw would not receive a tax gross-up under the five-month scenario because no excise tax would be applied to such compensation.

(2)	Additional SERP benefits are shown on a present value basis, using the valuation method and all material assumptions described in “Note 10 Pension and Other Postretirement Benefits” of Exhibit 13.01 to our 2011 Annual Report on Form 10-K.

Following a Change in Control

Each officer of the Company, other than the PEO, has an effective change in control agreement, which provides benefits upon certain termination events following a change in control of the Company. The Company and the PEO have entered into a change in control agreement (the “CIC”) in substantially the same form as the change of control agreements executed by our other officers, which will be effective on June 1, 2012 upon the expiration of his Expiring Employment Agreement, which also provides for benefits upon certain termination events following a change in control of the Company.

If the termination of employment without cause or as a result of a significant reduction in duties, responsibilities, location or compensation occurs within two years after a change in control (which includes an acquisition by one person or a group of persons of at least 20% of the ownership of the Company, replacement of a majority of incumbent Board members, or a merger or similar transaction resulting in more than a 50% change of ownership of the Company) (collectively referred to as a “Double Trigger Event”), the affected NEOs would receive the following:

*	Salary for three years for the PEO (under either the Expiring Employment Agreement or the CIC, depending upon which agreement is in effect at the time of termination) and two and one-half years for all other NEOs;

*	Incentive compensation set at the target award for the MIP for three years for the PEO (under the Expiring Employment Agreement) and incentive compensation under the MIP and the RSUP for three years for the PEO under the CIC and two and one-half years for all other NEOs;

*	Welfare benefit offsets equal to 20% of salary for three years for the PEO under the Expiring Employment Agreement and the cost of medical, dental and life insurance coverage under the current Company plans for the PEO under the CIC and all other NEOs;

*	Office/secretarial expense for up to two years for the PEO (only under the Expiring Employment Agreement);

*	Vesting of all unvested stock-based awards and stock options, with the options being exercisable for 90 days;

*	Additional credit that may affect eligibility, vesting, and the calculation of benefits under the SERP (see discussion in the Compensation Discussion and Analysis section above);

*	Re-employment/relocation expense allowance of $75,000 for the PEO (only under the Expiring Employment Agreement);

*	Outplacement services of up to $30,000 for the PEO under the CIC and all other NEOs; and

*	Payment of excise taxes resulting from the Termination Event for the PEO (only under the Expiring Employment Agreement).

Potential Payments After a Change in Control

Under the assumption that a Double Trigger Event occurred on December 31, 2011, based on the Expiring Employment Agreement for the PEO, the CIC for the PEO (assuming for the purposes of this presentation that it was effective at such time) and the terms of the change in control agreements for all other NEOs, it is estimated that the NEOs would have received the compensation presented in the following table. Because the Expiring Employment Agreement terminates on May 31, 2012, and the CIC is not effective until June 1, 2012, the terms of only one of either such agreements would ever apply upon a Double Trigger Event.

Name	Salary	Incentive Compen- sation	Welfare Benefits	Stock Acceler- ation(1)	Office & Moving Expenses	Additional SERP Benefits(2)	Tax Gross-Up	Total
Jeffrey W. Shaw Expiring Employment Agreement	$2,250,000	$2,587,500	$450,000	$3,335,847	$258,302	$2,326,122	$2,995,436	$14,203,207
Jeffrey W.Shaw CIC	2,250,000	3,600,000	18,845	3,335,847	30,000	2,130,411	n/a	11,365,103
Roy R. Centrella	675,000	641,250	15,736	494,456	30,000	934,875	n/a	2,791,317
James P. Kane	1,250,000	1,625,000	16,106	0	30,000	0	n/a	2,921,106
John P. Hester	740,000	703,000	12,783	772,001	30,000	0	n/a	2,257,784
Edward A. Janov	602,500	572,375	7,561	0	30,000	78,589	n/a	1,291,025
George C.Biehl(3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Because Messrs. Kane and Janov are past age 55 and able to retire under the Incentive Plans with full vesting, termination of employment does not affect their rights to their vested and unvested stock-based awards or options. The number and value of the stock-based awards and the number of options for these individuals are shown in the “Outstanding Equity Awards at Fiscal Year-End 2011” table.

(2)	Additional SERP benefits are shown on a present value basis, using the valuation method and all material assumptions described in “Note 10 Pension and Other Post Retirement Benefits” of Exhibit 13.01 to our 2011 Annual Report on Form 10-K.

(3)	Because Mr. Biehl retired on March 18, 2011, no potential payments have been reflected for him.

DIRECTORS COMPENSATION

2011 Directors Compensation Table

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)
Robert L. Boughner	71,400	81,421	10,516	207	163,544
José A. Cárdenas(6)	16,600	0	0	86	16,686
Thomas E. Chestnut	63,100	81,421	26,255	207	170,983
Stephen C. Comer	73,050	81,421	16,148	207	170,826
Richard M. Gardner (retired)	38,200	81,421	0	86	119,702
LeRoy C. Hanneman, Jr.	70,550	81,421	0	207	152,178
James J. Kropid (retired)	58,200	81,421	94,492	30,433	264,546
Michael O. Maffie	56,500	81,421	0	0	137,921
Anne L. Mariucci	59,800	81,421	17,617	207	159,045
Michael J. Melarkey	93,900	81,421	21,110	207	196,638
A. Randall Thoman	64,750	81,421	2,432	207	148,810
Thomas A. Thomas	69,750	81,421	6,337	207	157,715
Terrence L. Wright	68,050	81,421	116,190	207	265,868

(1)	The amounts in this column represent the grant date fair value of restricted stock units earned in 2010 but not granted until 2011, based on the Company’s performance over the past three fiscal years, as determined by the MIP. On January 12, 2011, each director serving at that time received 2,150 restricted stock units. The restricted stock units are valued at the closing price of Common Stock on the date of grant and will vest in increments over three years, commencing on the first anniversary of the grant. Because the last option awards were made in 2006, there is no need to maintain the “Options” column.

(2)	The grant date fair value of the 2,150 restricted stock units granted in 2011 was based on the closing price of Common Stock of $37.87 on January 18, 2011. The amounts were determined in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are included in “Note 11 – Stock Based Compensation” to our audited financial statements for the year ended December 31, 2011, included in our Annual Report to Shareholders, a portion of which was filed with the SEC on February 28, 2012 as Exhibit 13.01 to our 2011 Annual Report on Form 10-K. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Stock and option awards outstanding at December 31, 2011, for each of the listed directors are as follows:

	Stock Awards	Options
Mr. Boughner	5,592	0
Mr. Cárdenas	0	0
Mr. Chestnut	6,749	0
Mr. Comer	6,749	0
Mr. Gardner	0	0
Mr. Hanneman	3,879	6,300
Mr. Kropid	0	15,000
Mr. Maffie	6,749	0
Ms. Mariucci	6,749	3,000
Mr. Melarkey	6,749	9,000
Mr. Thoman	2,209	0
Mr. Thomas	5,592	0
Mr. Wright	6,749	10,000

(4)	The pension value of each of Mr. Kropid and Mr. Wright’s retirement benefits increased by $21,118 and $59,780, respectively. The amounts in this column also reflect above-market interest on nonqualified deferred compensation balances for 2011.

(5)	The All Other Compensation column represents the cost of life insurance for directors other than Mr. Maffie. Because Mr. Maffie retired from the Company, he does not receive life insurance benefits for serving as a director. Mr. Kropid received $30,000 in retirement benefits in 2011.

(6)	Mr. Cárdenas became a member of the board on August 2, 2011.

Directors Compensation Narrative

The outside directors receive an annual retainer of $40,000 and $1,650 for each Board and committee meeting attended and for any additional day of service performed for the Company. The chairperson of the Audit Committee receives an additional $10,000 annually, and the chairpersons of the other permanent committees each receive an additional $5,000 annually. The Chairman of the Board receives an additional $50,000 annually for serving in that capacity. Directors who are full-time employees of the Company or its subsidiaries receive no additional compensation for serving on the Board.

Outside directors are granted 800 restricted stock units annually, and they have an opportunity to earn additional restricted stock units tied to maintaining long-term performance and based on how the Company performed over the last three years under the MIP performance measures. The incentive award was set at a target of 1,000 restricted stock units. No award will be paid unless the average payout percentage under the MIP for the last three years is at or above 90%. If an award is earned, it can range from 50% to 150% of the incentive opportunity. An incentive award was earned for 2011, and each director on the grant date received an additional grant of 1,500 restricted stock units on January 17, 2012. The restricted stock units are valued at the closing price of Common Stock on the date of grant. Restricted stock units awarded prior to January 2012 vested in increments over three years commencing with the first anniversary of the grant. Restricted stock units granted on January 17, 2012 vested immediately upon grant. Even though the units are vested, they are not converted into shares of Common Stock until the outside directors leave the Board.

Cash compensation received by the outside directors may be deferred until retirement or termination of their status as directors pursuant to the Directors Deferral Plan. Amounts deferred bear interest at 150% of the Moody’s Seasoned Corporate Bond Rate. At retirement or termination, such deferrals will be paid out over 5, 10, 15, or 20 years, and will be credited during the applicable payment period with interest at 150% of the average of the Moody’s Seasoned Corporate Bond Rate on January 1 for the five years prior to retirement or termination.

The Company also provides a retirement plan for the one outside director (Wright) elected to the Board prior to the 2003 Annual Meeting of Shareholders. Under the provisions of the plan, he will receive an annual benefit equal to the annual retainer at the time of his retirement or, if he retires before reaching 65, beginning at age 65.

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

(Proposal 2 on the Proxy Card)

The Board of Directors Recommends a Vote FOR approval of executive compensation.

Shareholders will have the opportunity to approve or not approve the compensation of the named executive officers through a non-binding vote (commonly known as “say-on-pay” vote) on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The Company’s compensation program is designed and administered by the Compensation Committee of the Board, which is composed entirely of independent directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for the Company’s executives. As discussed in the Compensation Discussion and Analysis, the compensation package for the Company’s named executive officers (who are the officers listed in the Summary Compensation Table in the Executive Compensation section) is designed to support the Company’s objectives of attracting, motivating and retaining the executive talent required to achieve our corporate objectives and increase shareholder value.

The compensation program is based on the Board-approved executive compensation philosophy of (i) paying base salary at the median (50th percentile) of the amounts paid by our peer group of companies (the “relative market”), (ii) providing short- and long-term incentive awards that are designed to motivate the named executive officers to focus on specific annual and long-term Company financial, productivity and customer satisfaction performance goals and achieve superior Company performance while placing a significant amount of total compensation at risk, and (iii) paying total direct compensation (base salary and short- and long-term incentive awards) to be competitive with the relative market.

Consistent with the SEC rule implementing the requirement that the Company periodically include a say-on-pay proposal in its proxy statement, the vote on this proposal is advisory and is not binding on the Company, the Compensation Committee or the Board. The Compensation Committee and the Board value the opinions that shareholders express in their votes and to the extent there is any significant vote against the named executive officer compensation, will consider the outcome of the vote when making future executive compensation decisions and evaluate whether any actions are necessary to address shareholder concerns expressed by such vote.

We encourage you to review the complete description of the Company’s executive compensation programs provided in this Proxy Statement, including the Compensation Discussion and Analysis and the accompanying compensation tables.

REAPPROVAL AND AMENDMENT OF

2006 RESTRICTED STOCK/UNIT PLAN

(Proposal 3 on the Proxy Card)

The Board of Directors Recommends a VOTE FOR this Proposal

In September 2006 the Board adopted, and in May 2007 the shareholders approved, the Company’s 2006 Restricted Stock/Unit Plan (“RSUP”). The RSUP gives the Board authority to grant restricted stock and restricted stock units and, in its discretion, to design such awards so that they may qualify as “performance-based compensation” as defined under Section 162(m) of the Internal Revenue Code (the “Code”). Awards that so qualify may be exempt from the limit on tax deductibility under Code Section 162(m). The Code requires that the material terms of the RSUP be reapproved by the shareholders at least once every five years in order for awards under the RSUP to continue to be able to qualify as performance-based compensation, and the RSUP is being submitted to shareholders for that reason.

As of March 13, 2012, 204,526 shares had been issued under the RSUP and target awards covering a total of 186,484 shares were outstanding, and there were 8,990 shares not subject to target awards and available for issuance under the RSUP. To ensure that sufficient shares are authorized for the RSUP to cover future awards at grant levels consistent with recent practice, the Board believes that additional shares are needed. Accordingly, in January 2012, the Board approved an amendment to the RSUP, subject to shareholder approval, to reserve an additional 250,000 shares of Common Stock for the RSUP, thereby increasing the total number of shares reserved for issuance under the RSUP from 400,000 to 650,000 shares. Additionally, the Board approved, subject to shareholder approval, the extension of the term of the RSUP until May 31, 2017.

The material terms of the RSUP are described below, and a complete copy of the RSUP, marked to show the proposed amendments, is attached to this Proxy Statement as Appendix A. The following description is qualified in its entirety by the terms of the RSUP, as attached to this Proxy Statement as Appendix A and incorporated herein by reference.

General Description

Purpose

The purpose of the RSUP is to provide the Company’s officers, directors and employees, whose present and potential contributions are important to the success of the Company, an incentive, through ownership of Common Stock of the Company, to continue in service to the Company, and to help the Company compete effectively with other enterprises for the services of qualified individuals.

Shares Reserved for Issuance under the RSUP

If the amendment is approved by the shareholders, a total of 650,000 shares of Common Stock will be reserved for issuance under the RSUP. The number of shares of Common Stock available under the RSUP will be subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the Company Common Stock or capital structure of the Company.

The maximum number of shares with respect to which awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the

Code that may be granted to a participant during a calendar year is 20,000 shares. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization due to a stock split, stock dividend, or similar event affecting Company Common Stock and its determination shall be final, binding and conclusive.

Administration

The RSUP is administered by the Administrator (the “Administrator”), defined as one or more committees designated by the Board consisting of independent directors. The RSUP is administered by the Compensation Committee. With respect to grants to officers, directors, and employees who are considered a “covered employee” for purposes of Section 162(m) of the Code, the Compensation Committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Code.

Eligibility

Participants in the RSUP include directors, managerial employees and officers, including the Company’s CEO and the other executives named in the Summary Compensation Table. Mr. Biehl’s participation in the RSUP ended with the 2011 plan year. The number of RSUP participants for 2011 was 85.

Terms and Conditions of Awards

The RSUP provides for the grant of restricted stock and restricted stock units (collectively referred to as “awards”). Awards may be granted to officers, directors, and employees of the Company and its related entities. Each award granted under the RSUP is designated in an award agreement.

Subject to applicable laws, the Administrator has the authority, in its discretion, to select officers, directors and employees to whom awards may be granted from time to time, to determine whether and to what extent, awards are granted, to determine the number of shares of Common Stock, or the amount of other consideration to be covered by each award (subject to the limitations set forth under the above sub-section of this Proposal 3 titled “Shares Reserved for Issuance under the RSUP”), to approve award agreements for use under the RSUP, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the Plan, to construe and interpret the terms of the RSUP and awards granted, and to take such other action not inconsistent with the terms of the RSUP, as the Administrator deems appropriate.

The RSUP includes the following performance criteria that may be considered by the Administrator when granting awards intended to qualify as performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total shareholder return, (iv) operating margin, (v) operating costs, (vi) gross margin, (vii) return on equity, (viii) return on assets, (ix) return on investment, (x) operating income, (xi) net operating income, (xii) pre-tax profit, (xiii) cash flow, (xiv) revenue, (xv) expenses, (xvi) earnings before interest, taxes and depreciation, (xvii) economic value added, (xviii) market share, (xix) gas segment return on equity, (xx) customer to employee ratio, (xxi) customer service satisfaction, (xxii) performance of the Company relative to a peer group of companies and/or indexes. The performance criteria may be applicable to the Company, entities related to the Company, and/or any individual business units of the Company or any related entity.

The performance goal currently used by the Administrator to determine whether awards are earned by participants is the average of the Company’s Management Incentive Plan (the “MIP”) payout percentage for the three years immediately preceding the award determination date (see discussion of the MIP in the Compensation Discussion and Analysis). The target is set at an average MIP payout percentage of 100%; however, no award will be earned unless the average MIP payout percentage is at or above 90%. If an award is earned, it can range from 50% to 150% of the incentive opportunity. The incentive opportunity for each of the Company’s employees participating under the RSUP is based on the percentage of base salary as set forth in Appendix A of the RSUP. Non-employee directors also receive an award based on the Company’s three-year performance under the MIP criteria, with the target award being 1,000 restricted stock units. Non-employee directors also receive an annual grant of 800 shares of restricted stock or restricted stock units under the RSUP as a portion of their annual compensation.

The RSUP provides that any amendment that would adversely affect the grantee’s rights under outstanding awards shall not be made without the grantee’s written consent. The Administrator may issue awards under the RSUP in settlement, assumption, or substitution for, outstanding awards or obligations to grant future awards in connection with the Company acquiring another entity in a merger or some other form of transaction.

Vesting of Awards

With respect to awards made to officers and employees, unless otherwise set forth in an individual award agreement or in an amendment to Appendix A to the RSUP (which sets forth the vesting schedule of awards), the shares or units subject to an award made to any employee of the Company will vest and be paid out in shares of Common Stock over a three year period as follows: 40% of the shares or units subject to the award will vest on the 4th of January following the grant date of the award and 30% of the shares or units subject to the award will vest on each of the second and third anniversaries of the vesting commencement date.

Awards made to directors will vest on the date of grant. Awards of restricted stock units, however, will not be converted into shares of Common Stock until the director’s continuous service terminates or upon a Change in Control Event (as described below in the sub-section of this Proposal 3 titled “Change in Control Event”).

Termination of Service

In the event an employee’s continuous service with the Company terminates as a result of death, disability, or retirement (as defined in the RSUP), 100% of the shares or units subject to the award will become fully vested and no longer subject to forfeiture.

Transferability of Awards

Under the RSUP, awards are transferable by will and by the laws of descent and distribution, and during the lifetime of a participant, to the extent and in the manner authorized by the Administrator. The RSUP permits the designation of beneficiaries by holders of awards.

Change in Capitalization

Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by outstanding awards, the number of shares of Common Stock that have been authorized for issuance under the RSUP, the exercise or purchase price of each outstanding award, the maximum number of shares of Common Stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of: (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the Common Stock of the Company; (ii) any other increase or decrease in the number of issued shares of Common

Stock effected without receipt of consideration by the Company; or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to shareholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Except as the Administrator determines, no issuance by the Company of shares of any class shall affect, and no adjustment shall be made with respect to, the number of shares of Common Stock subject to an award.

Change in Control Event

Except as provided otherwise in an individual award agreement, in the event of a Change in Control Event (as defined in the RSUP), each award, which is at the time outstanding under the RSUP, will automatically become fully vested and be released from any repurchase, forfeiture, or transfer restrictions and, with respect to restricted stock units, be converted in full to shares of Common Stock immediately prior to the specified effective date of such Change in Control Event.

Under the RSUP, a Change in Control Event is generally defined as the consummation of any of the following:

*	a complete liquidation or dissolution;

*	acquisition of 20% or more of the Company’s stock by any individual or entity including by tender offer or a reverse merger;

*	a merger or consolidation in which the Company is not the surviving entity; and

*	during any period not longer than two consecutive years, members of the Board who at the beginning of such period cease to constitute at least a majority of the Board, unless the election, or the nomination for election of each new Board member, was approved by a vote of at least 3/4 of the Board members then still in office who were Board members at the beginning of such period.

Notwithstanding the foregoing, prior to the occurrence of any of the events listed above (except a complete liquidation or dissolution of the Company), the Board may determine that such an event will not constitute a Change in Control Event for purposes of the RSUP and the awards granted under the RSUP.

Amendment, Suspension or Termination of the RSUP

The Company may at any time amend, suspend or terminate the RSUP. Assuming shareholder approval of the amendment, the term of the RSUP will run until May 31, 2017 unless sooner terminated. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, the Company shall obtain shareholder approval of any such amendment to the RSUP in such a manner and to such a degree as is required. If the RSUP, as amended and restated, is not approved by shareholders at the 2012 Annual Meeting, awards shall not be payable under the RSUP with respect to periods beginning in 2012.

Plan Benefits

Because grants of restricted stock units under the RSUP (other than the annual grant to directors of 800 restricted stock units) are determined by the three-year average MIP payout percentage, it is not possible to conclusively state the amount of benefits which will be paid under the RSUP for plan year 2012. The incentive award opportunities for employees are identical to the opportunities for 2011 and are expressed as a percentage of each individual’s salary at year-end (after taking into account any mid-year salary increase). The opportunities by position are as follows: chief executive officer, 45%; president, 30%; executive vice president, 25%; senior vice president, 20%, vice president, 15%; senior management, 10%. Awards to directors include a base grant of 800 restricted stock units and incentive awards based on a target award of 1,000 restricted stock units.

The following table includes estimated 2012 RSUP restricted stock unit awards based on the 2012 incentive award opportunities, assuming that the MIP payout percentage for 2012 will be within 10 percentage points of the MIP payout percentage achieved in 2011. If the assumed performance is achieved in 2012, the three-year average MIP payout percentage for plan year 2012 would be greater than 120%, which would result in a “maximum” award for each RSUP participant equal to 150% of the applicable incentive award opportunity. Past award levels may not be indicative of future award levels.

2012 Estimated Future Restricted Stock Unit Awards

Name and Position	Restricted Stock Units (# Units)(1)(2)
Jeffrey W. Shaw Chief Executive Officer	12,365
Roy R. Centrella Senior Vice President/ Chief Financial Officer	1,978
James P. Kane President	5,496
John P. Hester Senior Vice President/ Regulatory Affairs & Energy Resources	2,169
Edward A. Janov Senior Vice President/ Corporate Development	1,766
George C. Biehl(3) Executive Vice President (retired)	0
Executive Group (#10)	29,918
Non-Executive Director Group (#11)(4)	25,300
Non-Executive Officer/Employee Group (#61)	37,810

(1)	Restricted stock unit figures are based on a Common Stock price of $42.17, the average of the closing prices on the New York Stock Exchange for the first five trading days of the month of January 2012.

(2)	The dollar value of the maximum incentive award opportunities for the named executive officers would be $521,438 for Mr. Shaw, $83,430 for Mr. Centrella, $231,750 for Mr. Kane, $91,464 for Mr. Hester, $74,469 for Mr. Janov, and $0 for Mr. Biehl.

(3)	Mr. Biehl’s participation in the RSUP ended with the 2011 plan year.

(4)	The annual base grant of 800 restricted stock units to each director is included in this presentation. Each director serving the Company at the time that director RSUP awards are granted in January 2013 will receive 800 restricted stock units in addition to those based on the Company’s performance in 2012.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of the RSUP and the awards granted thereunder is based upon federal income tax laws in effect on the date of this Proxy Statement.

Restricted Stock

The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code, and so long as the Company withholds the appropriate taxes with respect to such income (if required), and the recipient’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize, as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within 30 days from the time the restricted stock is issued.

Restricted Stock Units

Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code, and so long as the Company withholds the appropriate taxes with respect to such income (if required), and the recipient’s total compensation is deemed reasonable in amount.

Restricted stock units also can be considered nonqualified deferred compensation and subject to Code Section 409A. A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient. RSUP award agreements, which are executed by each RSUP participant, contain provisions to ensure compliance with Code Section 409A.

AUDIT COMMITTEE INFORMATION

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4 on The Proxy Card)

The Board of Directors Recommends a Vote FOR Ratification.

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2012, subject to ratification of the selection by the shareholders. To the committee’s knowledge, at no time has PricewaterhouseCoopers LLP had any direct or indirect financial interest in or connection with the Company or any of our subsidiaries other than for services rendered to the Company as described below.

The committee is composed of independent directors and meets periodically with the Company’s internal auditors and independent registered public accounting firm to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the committee reviews both the audit scope and proposed fees for the coming year.

An affirmative vote of a majority of the shares represented and voting at the Annual Meeting in person or by proxy (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company. If the shareholders do not ratify our selection, other certified public accounting firms will be considered and one will be selected by the committee to be the Company’s independent registered public accounting firm for 2012.

During fiscal years 2010 and 2011, PricewaterhouseCoopers LLP provided the following audit, audit-related and other professional services for the Company. The cost and description of these services are as follows:

	2010	2011
Audit Fees:	$1,278,500	$1,237,500

Annual audit/§404 internal control attestation	960,000	985,000
Quarterly reviews	110,000	112,500
Subsidiary audit	135,000	140,000
Comfort letters and consents	73,500	—

The services include the audit of the annual financial statements included in the Company’s Annual Report on Form 10-K, the reviews of unaudited quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q, subsidiary audits, consultation, and comfort letters and consents for various financings and SEC filings, and the assessment of the Company’s internal control over financial reporting.

Audit-Related Fees:	$131,350	$124,350

Benefit plan audits	76,000	76,000
Affiliate rules audit	15,100	15,100
Other (including Form 2-A filings)	40,250	33,250

The services include benefit plan audits, regulatory audits, and regulatory compliance.

Tax Fees:	$31,990	$56,350

Tax return review	31,990	31,350
Tax planning and advice	—	25,000

The services include corporate tax return reviews and corporate tax planning and advice. The independent registered public accounting firm’s independence is assessed with respect to tax planning and advice services to be provided, and in light of the prohibition of representing the Company on tax matters before any regulatory or judicial proceeding or providing tax services to Company executives or directors.

All Other Fees:	$0	$0

Under the committee’s charter, the committee must pre-approve all Company engagements of PricewaterhouseCoopers LLP, unless an exception exists under the provisions of the Exchange Act or applicable SEC rules. At the beginning of each audit cycle, the committee evaluates the anticipated engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approves or rejects each service, consistent with its preapproval policy, taking into account whether the services are permissible under applicable laws and the possible impact of each nonaudit service on PricewaterhouseCoopers LLP’s independence from management. The committee also considers whether the independent registered public accounting firm is best positioned to provide effective and efficient service, and whether the service may enhance the Company’s ability to manage and control risk or improve audit quality. Throughout the year, the committee reviews updates of the services actually provided and fees charged by PricewaterhouseCoopers LLP.

Requests for the independent registered public accounting firm to provide additional services are presented to the committee by the Company’s chief financial or accounting officer, on an as-needed basis. The committee has delegated to the chairperson of the committee the authority to evaluate and approve engagements on the committee’s behalf in the event that a need arises for preapproval between committee meetings. Approvals of additional services will be made consistent with the preapproval policy and will be reported to the committee at its next scheduled meeting.

Since the effective date of the preapproval process, the committee has approved, in advance, each new engagement of PricewaterhouseCoopers LLP, and none of those engagements made use of the de minimis exception to the preapproval requirement contained in the SEC rules.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements, if they are so inclined, and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The committee, which consists entirely of directors who meet the independence and experience requirements of the NYSE and the SEC, is furnishing the following report:

The committee assists the Board in fulfilling its oversight responsibility by reviewing the financial information provided to shareholders and others, the system of internal control which management and the Board have established, and the audit process. Management is responsible for the Company’s consolidated financial statements, for maintaining internal control over the Company’s financial reporting, and for assessing the effectiveness of that control. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an integrated audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, attesting to the effectiveness of the Company’s internal control over financial reporting based on the audit, and issuing a report thereon. The committee’s role and responsibilities are to monitor and oversee these processes as set forth in a written committee charter adopted by the Board. The committee charter is available on the Company’s website at http://www.swgas.com. The committee reviews and assesses the adequacy of the Charter at least annually and recommends any changes to the Board for approval.

In fulfilling our responsibilities for 2011, the committee:

*	Reviewed and discussed the audited consolidated financial statements, for the year ended December 31, 2011, with management and PricewaterhouseCoopers LLP;

*	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

*	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding their communications with the committee concerning independence, and the committee has discussed with them, their independence.

Based on the review and discussions referred to above, the committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

Audit Committee
Stephen C. Comer (Chair)	Robert L. Boughner
José A. Cárdenas	Thomas E. Chestnut
LeRoy C. Hanneman, Jr.	A. Randall Thoman

OTHER MATTERS TO COME BEFORE THE MEETING

If any business not described in this Proxy Statement should come before the Annual Meeting for your consideration, it is intended that the shares represented by our proxies will be voted at their discretion. As of the date of this Proxy Statement, we knew of no other matter which might be presented for shareholder action at the meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

You are advised that any shareholder proposal intended for consideration at the 2013 Annual Meeting and inclusion in the Company’s proxy materials for that meeting must be received in writing by the Company on or before November 28, 2012. If you intend to offer any proposal at that meeting without using the Company’s proxy materials, written notice of your intended action has to be received by the Company on or before November 28, 2012, in order for your proposal to be considered timely and be presented to shareholders for consideration.

All proposals to be submitted to shareholders must comply with applicable SEC rules. You must submit your proposals for inclusion in the Company’s proxy materials and notices to the Company to the Corporate Secretary, and it is recommended that you send it by certified mail, return receipt requested to ensure timely delivery.

By Order of the Board of Directors

Karen S. Haller Vice President/General Counsel, Compliance Officer and Corporate Secretary

APPENDIX A

SOUTHWEST GAS CORPORATION

2006 RESTRICTED STOCK/UNIT PLAN1

[1]	This Appendix A presents the terms of the Plan, as amended and restated. Double-underlined matter is new. Matter crossed out is proposed to be deleted.

SOUTHWEST GAS CORPORATION

2006 RESTRICTED STOCK/UNIT PLAN

1. Purposes of the Plan

The purpose of this Plan is to promote the success of the Company by providing an additional means through the grant of Awards to attract, motivate, retain, and reward key Employees, including Officers of the Company, with incentives for high levels of individual performance and improved financial performance of the Company and to attract, motivate, and retain experienced and knowledgeable independent Directors.

2. Definitions

The following definitions shall apply as used herein and in the Award Agreements and Notices except as defined otherwise in an Award Agreement or Notices. In the event a term is separately defined in an Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a)	“Administrator” means the compensation committee of the Board or such other Committee appointed to administer the Plan, consisting of independent members of the Board.

(b)	“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(c)	“Award” means the grant of Restricted Stock or Restricted Stock Units under the Plan.

(d)	“Award Agreement” means a written agreement specifying the terms and conditions of Awards and Restricted Stock Units granted under this Plan executed by the Company and the Grantee, including any amendments thereto.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” means (i) a material act of theft, misappropriation, or conversion of corporate funds committed by the Grantee, or (ii) the Grantee’s demonstrably willful, deliberate, and continued failure to follow reasonable directives of the Board or the Chief Executive Officer of the Company which are within the Grantee’s ability to perform. Notwithstanding the foregoing, for the 24-month period following a Change in Control Event, the Grantee shall not be deemed to have been terminated for Cause unless and until: (1) there shall have been delivered to the Grantee a copy of a resolution duly adopted by the Board in good faith at a meeting of the Board called and held for such purpose (after reasonable notice to the Grantee and an opportunity for the Grantee, together with his or her counsel, to be heard before the Board), finding that the Grantee was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail; and (2) if the Grantee contests such finding (or a conclusion that he or she has failed to timely cure the performance in response thereto), the arbitrator, by final determination in an arbitration proceeding pursuant to Section 17 hereof, has concluded that the Grantee’s conduct met the standard for termination for Cause above and that the Board’s conduct met the standards of good faith and satisfied the procedural and substantive conditions of this Section 2(f) (collectively, the “Necessary Findings”). The Grantee’s costs of the arbitration shall be advanced by the Company and shall be repaid to the Company if the arbitrator makes the Necessary Findings.

(g)	“Change in Control Event” means the consummation of any of the following:

(i)	The dissolution or liquidation of the Company, other than in the context of a transaction that does not constitute a Change in Control Event under clause (ii) below.

(ii)	A merger, consolidation, or other reorganization, with or into, or the sale of all or substantially all of the Company’s business and/or assets as an entirety to, one or more entities that are not Subsidiaries or other affiliates (a “Business Combination”), unless (A) as a result of the Business Combination at least 50% of the outstanding securities voting generally in the election of directors of the surviving or resulting entity or a Parent thereof (the “Successor Entity”) immediately after the reorganization are, or will be, owned, directly or indirectly, by shareholders of the Company immediately before the Business Combination; and (B) at least 50% of the members of the board of directors of the entity resulting from the Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board approving the Business Combination. The shareholders before and after the Business Combination shall be determined on the presumptions that (x) there is no change in the record ownership of the Company’s securities from the record date for such approval until the consummation of the Business Combination; and (y) record owners of securities of the Company hold no securities of the other parties to such reorganization.

(iii)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than an Excluded Person, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company’s then outstanding securities entitled to then vote generally in the election of Directors of the Company, other than as a result of (A) an acquisition directly from the Company, (B) an acquisition by the Company, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Successor Entity, or an acquisition by any entity pursuant to a transaction which is expressly excluded under clause (ii) above.

(iv)	During any period not longer than twelve consecutive months, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each new Board member was approved by a vote of at least three-quarters of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(v)	Notwithstanding the foregoing, prior to the occurrence of any of the events described in clause (ii) through (iv) above, the Board may determine that such an event shall not constitute a Change in Control Event for purposes of the Plan and Awards granted under it.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Committee” means the Compensation Committee of the Board or such other committee composed of independent members of the Board.

(j)	“Common Stock” means the common stock of the Company.

(k)	“Company” means Southwest Gas Corporation, a California corporation, or any successor entity that adopts the Plan in connection with a Change in Control Event.

(l)	“Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director, or consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director, or consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director, or consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(m)	“Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(n)	“Director” means a non-Employee member of the Board or the board of directors of any Related Entity.

(o)	“Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than one hundred and eighty (180) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(p)	“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)	“Excluded Person” means (i) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act, (ii) the Company, or (iii) an employee benefit plan (or related trust) sponsored or maintained by the Company or the Successor Entity.

(s)	“Grantee” means an Employee or Director who receives an Award under the Plan.

(t)	“Notice” means the written notice memorializing the grant of each Award hereunder and specifying, among other things, the date, number of Restricted Stock Units granted and vesting schedule applicable to each such Award.

(u)	“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(v)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w)	“Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(x)	“Plan” means this 2006 Restricted Stock/Unit Plan.

(y)	“Related Entity” means any Parent or Subsidiary of the Company.

(z)	“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(aa)	“Restricted Stock Units” or “Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for Shares or other securities or a combination of Shares or other securities as established by the Administrator.

(bb)	“Retirement” means:

(i)	with respect to Employees, a termination of an Employee’s employment with the Company or a Related Entity on or after the Employee has attained his or her early retirement date or normal retirement date as defined in the Retirement Plan for Employees of Southwest Gas Corporation, as amended and in effect from time to time.

(ii)	with respect to non-Employee Directors, a termination of a Director’s service to the Company or a Related Entity as a Director on or after his or her “normal retirement date” which is the earlier of the first day of the month following the month in which the non-Employee Director (A) reaches age seventy-two (72), or (B) has completed at least ten (10) years of service (in the aggregate) to the Company or a Related Entity as a Director.

(cc)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(dd)	“Share” means a share of the Common Stock.

(ee)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan

(a)	Subject to the provisions of Section 9 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is 650,000 ~~400,000~~ Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)	Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expired (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited such Shares shall become available for future grant under the Plan. During the ten (10) year period following approval of the Plan by the Company’s shareholders and to the extent not prohibited by the listing requirements of the New York Stock Exchange (or other established stock exchange or national market system on which the Common Stock is traded) and Applicable Law, any Shares covered by an Award, which are surrendered in satisfaction of tax withholding obligations incident to the vesting of an Award, shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan, unless otherwise determined by the Administrator.

4. Administration of the Plan

(a)	Plan Administrator.

(i)	Administration with Respect to Covered Employees, Directors, and Officers. With respect to grants of Awards to Covered Employees, Directors, and Employees who are also Officers or Directors of the Company, the Plan shall be administered by a Committee designated by the Board, which Committee (A) shall be comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation and (B) shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)	Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)	Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)	to select the Employees and Directors to whom Awards may be granted from time to time hereunder;

(ii)	to determine whether and to what extent Awards are granted hereunder;

(iii)	to determine the number of Shares or Restricted Stock Units to be covered by each Award granted hereunder;

(iv)	to approve forms of Award Agreements for use under the Plan;

(v)	to determine the terms and conditions of any Award granted hereunder;

(vi)	to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent;

(vii)	to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan; and

(viii)	to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive, and binding on all persons having an interest in the Plan.

(c)

Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith, or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility

Awards may be granted to Employees and Directors. An Employee or Director who has been granted an Award may, if otherwise eligible, be granted additional Awards.

6. Terms and Conditions of Awards

(a)	Designation of Award. Each Award shall be designated in a Notice and shall be subject to the terms and conditions of an Award Agreement.

(b)	Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule (if any), resale restrictions applicable to the Shares issued pursuant to Awards, forfeiture provisions, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total shareholder return, (iv) operating margin, (v) operating costs, (vi) gross margin, (vii) return on equity, (viii) return on assets, (ix) return on investment, (x) operating income, (xi) net operating income, (xii) pre-tax profit, (xiii) cash flow, (xiv) revenue, (xv) expenses, (xvi) earnings before interest, taxes and depreciation, (xvii) economic value added, (xviii) market share, (xix) gas segment return on equity, (xx) customer to employee ratio, (xxi) customer service satisfaction, (xxii) performance of the Company relative to a peer group of companies and/or indexes. The performance criteria may be applicable to the Company and/or any of its individual business units and may differ from Participant to Participant. In addition and to the extent appropriate, the performance criteria will be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual, or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance criteria applicable to the Awards intended to be performance-based compensation. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Participant’s rights with respect to an Award intended to be performance-based compensation; provided however, that certain categories or types of such adjustments can be specifically included (rather than excluded) at the time the performance criteria are established if so determined by the Committee. Certain provisions, terms and conditions applicable to Awards have been set forth in Appendix A and Appendix B hereto.

(c)	Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption, or substitution for, outstanding Awards or obligations to grant future Awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase, or other form of transaction.

(d)	Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(e)	Individual Limit for Restricted Stock and Restricted Stock Units. For Awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 20,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 9 below.

(f)	Transferability of Awards. Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(g)	Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award.

7. Taxes

No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any federal, state, local, or non-U.S. income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon the issuance of Shares, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the vesting of an Award.

8. Conditions Upon Issuance of Shares

(a)	If at any time the Administrator determines that the delivery of Shares pursuant to an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b)	As a condition to the exercise or issuance of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

9. Adjustments Upon Changes in Capitalization

Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number of Shares subject to an Award.

10. Change in Control Event

Except as provided otherwise in an Award Agreement or a Notice, in the event of a Change in Control Event, each Award which is at the time outstanding under the Plan automatically shall (i) become fully vested and be released from any repurchase, forfeiture, or transfer restrictions and (ii) with respect to Restricted Stock Units, be converted in full to Shares, immediately prior to the specified effective date of the consummation of such Change in Control Event, for all of the Shares or Units at the time represented by such Award.

11. Effective Date and Term of Plan

The Plan was originally effective upon its adoption by the Board and was continued by an affirmative vote of shareholders at the Company’s 2007 Annual Meeting for an initial term of ten (10) years from the original effective date. If the extension of the Plan is approved at the 2012 Annual Meeting, the term of the Plan shall be extended for a term ending May 31, 2017. ~~The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated. Continuance of the Plan shall be subject to approval by the shareholders of the Company. Such s~~Shareholder approval of the Plan shall be obtained in the degree and manner required under Applicable Laws. ~~Awards may be granted under the Plan upon its becoming effective, but any Award granted before shareholder approval is obtained shall be rescinded if shareholders fail to approve the Plan at the next shareholder meeting that occurs after the Plan is adopted by the Board.~~ If the Plan, as amended and restated, is not approved by shareholders at the 2012 Annual Meeting, Awards shall not be payable under the Plan with respect to periods beginning in 2012.

12. Amendment, Suspension, or Termination of the Plan

(a)	The Board may at any time amend, suspend, or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by Applicable Laws.

(b)	No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c)	No suspension or termination of the Plan shall adversely affect any rights under Awards already granted to a Grantee.

13. Reservation of Shares

(a)	The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)	The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14. No Effect on Terms of Employment/Consulting Relationship

The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed “at will” is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

15. No Effect on Retirement and Other Benefit Plan

Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

16. Construction

Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

17. Arbitration and Litigation

(a)	Any dispute, controversy, or claim arising out of or in respect to this Plan (or its validity, interpretation, or enforcement) or the subject matter hereof must be submitted to and settled by arbitration conducted before a single arbitrator (chosen from a list of arbitrators provided by the American Arbitration Association with each party hereto taking alternate strikes and the remaining arbitrator hearing the dispute). The arbitration will be conducted in Clark County, Nevada, in accordance with the then current rules of the American Arbitration Association or its successor. The arbitration of such issues, including the determination of any amount of damages suffered, will be final and binding upon the parties to the maximum extent permitted by law. The arbitrator in such action will not be authorized to change or modify any provision of the Plan. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator will award reasonable legal fees and expenses (including arbitration costs) to the prevailing party upon application therefor. The parties consent to the jurisdiction of the Supreme Court of the State of Nevada and of the U.S. District Court for the District of Nevada for all purposes in connection with arbitration, including the entry of judgment of any award.

(b)	Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses, and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, and each of their agents and employees, and all others acting on behalf or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration, the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration to perform, correct, vacate, or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

APPENDIX A TO THE 2006 RESTRICTED STOCK/UNIT PLAN

TARGET AWARD OPPORTUNITY FOR EACH GRANTEE

Position	% of Year-End Base Salary	Range of Award Grant*
Chief Executive Officer	45	22.5 to 67.5
President	30	15.0 to 45.0
Executive Vice President	25	12.5 to 37.5
Senior Vice President	20	10.0 to 30.0
Vice President	15	7.5 to 22.5
Other Participants	10	5.0 to 15.0
Non-Employee Directors		800 Restricted Stock or Stock Units

*	Awards granted pursuant to the Plan will range from 50 percent to 150 percent of the target Award opportunity for each participant, other than non-Employee Directors, established for the initial Award. The actual Award will be determined based on the three-year average Management Incentive Plan payout percentage (the “MIP Payout Percentage”) for the three years immediately preceding the Award determination date. The threshold to earn an Award will be a MIP Payout Percentage of 90. The Award will increase by five percent for each one percentage point increase in the MIP Payout Percentage until such percentage equals 100, then the increase will be reduced to two and one-half percent for each percentage point increase through 120.

*	Awards granted pursuant to the Plan to Directors will be set at 800 Restricted Stock or Stock Units per year.

*	Once the Awards are established, they will be converted into Restricted Stock or Stock Units, based on the average of the closing prices of the Common Stock on the New York Stock Exchange for the first five trading days of the month in which the award is granted.

1. Vesting Schedule of Awards

(a)	Awards to Employees.

(i)

With respect to Awards to Employees, unless otherwise set forth in an Award Agreement, a Notice or in an amendment to this Appendix A, the Shares or Units subject to an Award shall vest and be paid out in Common Stock over a three (3) year period as follows: forty percent (40%) of the Shares or Units subject to the Award shall vest on the 4th of January following the Award (the “Vesting Commencement Date”) and thirty percent (30%) of the Shares or Units subject to the Award shall vest on each of the second and third anniversaries of the Vesting Commencement Date.

(ii)	During any authorized leave of absence, the vesting of the Shares or Units awarded to Employees only as provided above shall be suspended after the leave of absence exceeds a period of three (3) months. Vesting of the Shares or Units shall resume upon the Employee’s termination of the leave of absence and return to service to the Company or a Related Entity. The Vesting Schedule of the Shares or Units shall be extended by the length of the suspension.

(iii)

Notwithstanding the foregoing, in the event the Employee’s Continuous Service terminates as the result of Death, Retirement, or Disability, the Employee will be entitled to receive the Award for the current Plan year determined on a pro rata basis according to the number of months actually worked during the current year while participating in the

Plan. This Section 1(a)(iii) of Appendix A is effective January 17, 2012 with retroactive and prospective effect.

(iv)	With respect to Restricted Stock Units, Awards shall be credited with notional dividends at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on the Common Stock. Any such notional dividends shall be valued as of the date on which they are credited to the Employee and reallocated to acquire additional Units. Such additional Units shall vest in accordance with the vesting schedule set forth in the applicable Notice or Award Agreement as if such Units had been issued on the date of such Award (if any).

(v)	Notwithstanding the foregoing, in the event the Employee’s Continuous Service terminates as the result of Death, Retirement, or Disability, 100% of the Shares or Units shall become fully vested and no longer subject to forfeiture to the Company. In the event of a Change in Control Event, each Award which is at the time outstanding under the Plan automatically shall (i) become fully vested and be released from any repurchase, forfeiture, or transfer restrictions and (ii) with respect to Restricted Stock Units, be converted in full to Shares, immediately prior to the specified effective date of the consummation of such Change in Control Event, for all of the Shares or Units at the time represented by such Award.

(b)	Awards to Directors. Subject to the Director’s Continuous Service, Awards shall vest in accordance with either of the following schedules:

(i)

Forty percent (40%) of the Shares or Units subject to an Award shall vest on the 4th of January following the award (Vesting Commencement Date), and thirty percent (30%) on each of the second and third anniversaries of the Vesting Commencement Date. Vesting of the Shares or Units shall accelerate so that one hundred percent (100%) of the Shares or Units subject to the Award shall vest (i) in the event of a Change in Control Event and, with respect to Units, be converted in full to Shares, immediately prior to the specified effective date of the consummation of such Change in Control Event or (ii) upon termination of the Director’s Continuous Service as a result of death, Disability, or Retirement. Notwithstanding the foregoing, Shares or Units subject to an Award granted on or after January 17, 2012, shall vest on the Award Date. With respect to Restricted Stock Units, the conversion of the Units into Shares, however, will not occur until the Director’s Continuous Service terminates, or immediately prior to a Change in Control Event.

(ii)	With respect to Restricted Stock Units, Awards shall be credited with notional dividends at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on the Common Stock. Any such notional dividends shall be valued as of the date on which they are credited to the Director and reallocated to acquire additional Units. Such additional Units shall vest in accordance with the vesting schedule set forth in the applicable Award Agreement as if such Units had been issued on the date of such Award (if any).

APPENDIX B TO THE 2006 RESTRICTED STOCK/UNIT PLAN

2008 GRANT TO NON-EMPLOYEE DIRECTORS

Commencing January 2009, non-Employee Directors will be entitled to receive annual grants of Restricted Stock Units tied to the performance of the Company. Each non-Employee Director will receive a target Award opportunity of 1,000 Units.

The Award granted will range from 50 to 150 percent of the target Award opportunity for each non-Employee Director. The Awards granted annually will be determined based on the three-year average Management Incentive Plan payout percentage (the “MIP Payout Percentage”) for the three years immediately preceding the Awards determination date. The threshold to earn Awards will be a MIP Payout Percentage of 90. The Awards will increase by five percent for each one percentage point increase in the MIP Payout Percentage until such percentage equals 100, then the increase will be reduced to two and one-half percent for each percentage point increase through 120.

Vesting Schedule of Awards

Subject to the Director’s Continuous Service, Awards shall vest in accordance with either of the following schedules:

(a)

Forty percent (40%) of the Units subject to each annual Award shall vest on the 4th of January following the award (the “Vesting Commencement Date”), and thirty percent (30%) on each of the second and third anniversaries of the Vesting Commencement Date. Vesting of the Units shall accelerate so that one hundred percent (100%) of the Units subject to the Award shall vest (i) in the event of a Change in Control Event and, with respect to Units, be converted in full to Shares, immediately prior to the specified effective date of the consummation of such Change in Control Event or (ii) upon termination of the Director’s Continuous Service as a result of death, Disability, or Retirement. Notwithstanding the foregoing, Shares or Units subject to an Award granted on or after January 17, 2012, shall vest on the Award Date. Conversion of the vested Units into Shares, however, will not occur until the Director’s Continuous Service terminates, or immediately prior to a Change in Control Event.

(b)	With respect to the Awards, notional dividends shall be credited at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on the Common Stock. Any such notional dividends shall be valued as of the date on which they are credited and reallocated to acquire additional Units. Such additional Units shall vest in accordance with the vesting schedule set forth above, as if such Units had been issued on the date of such Awards.

SWX1PS2012

SOUTHWEST GAS CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

To be Held Thursday, May 10, 2012

at 10:00 A.M. Pacific Time

LAS VEGAS CHAMBER OF COMMERCE

SUITE 300

6671 Las Vegas Blvd. South

Las Vegas, Nevada

Please refer to the back of this Proxy Card for Voting Instructions

“Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at

www.ematerials.com/swx”

SOUTHWEST GAS CORPORATION – PROXY

The undersigned hereby revokes all previously granted proxies and appoints LeRoy C. Hanneman, Jr. and Michael J. Melarkey as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated by telephone, by internet or by mail, all the shares of Common Stock of the undersigned at the 2012 Annual Meeting of Shareholders of Southwest Gas Corporation, and at any adjournments thereof; and at their discretion, with authorization to vote such shares on any other matters as may properly come before the meeting or any adjournment thereof.

This proxy will be voted in the manner directed by the shareholder(s). If no direction is made, this proxy will be voted FOR the listed Nominees (Proposal 1), FOR Approval, on an advisory basis, of Executive Compensation (Proposal 2), FOR Reapproval and Amendment of the 2006 Restricted Stock/Unit Plan (Proposal 3), and FOR Auditor Selection Ratification (Proposal 4). Further, if cumulative voting rights for the election of directors (Proposal 1) are exercised at the meeting, the Proxies, unless otherwise instructed, will cumulatively vote their shares as explained in the Proxy Statement.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*	I
INTERNET	PHONE	MAIL	VOTE
www.eproxy.com/swx	1-800-560-1965		IN PERSON

Use the Internet to vote your proxy until 11:59 p.m. Central Time on May 9, 2012.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. Central Time on May 9, 2012.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.	Directions to attend the Annual Meeting and vote in person are included on the map on page M-1 of the Notice of 2012 Annual Meeting of Shareholders and Proxy Statement. If you own your shares in street name through a broker or other nominee, you must provide proof of identification and proof that you were the owner of the shares on March 13, 2012.

If you vote your proxy by Internet or by telephone, you do NOT need to return your Proxy Card by mail.

Shareowner ServicesSM
P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR the Nominees.

1. Election of directors:	01 Robert L. Boughner 02 José A. Cárdenas 03 Thomas E. Chestnut	07 Anne L. Mariucci 08 Michael J. Melarkey 09 Jeffrey W. Shaw	☐	Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
	04 Stephen C. Comer	10 A. Randall Thoman
	05 LeRoy C. Hanneman, Jr.	11 Thomas A. Thomas
	06 Michael O. Maffie	12 Terrence L. Wright

ò Please fold here – Do not separate ò
*Note:	To withhold authority to vote for a particular nominee, mark the VOTE FOR ALL NOMINEES (EXCEPT AS MARKED) Box and enter the number next to the name(s) of the exceptions in the space provided. Unless authority to vote for all the foregoing nominees is withheld, this proxy will be deemed to confer authority to vote for every nominee whose name is not listed.

The Board of Directors Recommends a Vote FOR this Proposal.

2. To APPROVE, on an advisory basis, the Company’s executive compensation.	☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote FOR this Proposal.

3. To REAPPROVE AND AMEND the Company’s 2006 Restricted Stock/Unit Plan.	☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote FOR this Proposal.

4. To RATIFY the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2012.	☐	For	☐	Against	☐	Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES (PROPOSAL 1), APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION (PROPOSAL 2), REAPPROVAL AND AMENDMENT OF THE 2006 RESTRICTED STOCK /UNIT PLAN (PROPOSAL 3), AND AUDITOR SELECTION RATIFICATION (PROPOSAL 4).

Date

Signature(s) in Box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.